Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

dated as of March 30, 2015

by and among

SELECTICA, INC., a Delaware corporation,

SELECTICA FRANCE SAS, a French société par actions simplifiée,

B-PACK SAS, a French société par actions simplifiée,

and

THE SHAREHOLDERS OF B-PACK SAS
LISTED ON THE SIGNATURE PAGES HERETO

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INDEX OF EXHIBITS

Exhibit A – Registration Rights Agreement

Exhibit B – Employment Agreement between Parent and Julien Nadaud

Exhibit C – Employment Agreement between the Surviving Entity and Xavier Pierre-Bez

Exhibit D – Employment Agreement between the Surviving Entity and Bruno Charrat

COMPANY DISCLOSURE SCHEDULES

2.1(c)	Allocation of Merger Consideration
3.1	Organization, Etc.
3.2	Capitalization
3.3	Company’s Subsidiaries
3.5	Consents and Approvals; No Violations
3.6	Financial Statements
3.7	No Undisclosed Liabilities; Indebtedness
3.8	Absence of Certain Changes
3.10	Material Contracts
3.12	Litigation
3.13	Taxes
3.14	Title to Properties; Sufficiency of Assets
3.15	Intellectual Property
3.16	Insurance
3.18	Employee and Labor Matters
3.19	Employee Plans
3.23	Bank Accounts; Powers of Attorney
3.24	Customers and Suppliers
3.25	Accounts Receivable
3.26	Affiliate Transactions
6.6(d)	b-pack Services Share Sale

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8.1(c)	Pending or Threatened Actions
8.2(e)	Company Consents
8.2(i)	Agreements to be Terminated
10.12	Company Accounting Principles

PARENT DISCLOSURE SCHEDULE

1.5	Officers and Directors of Surviving Entity
5.4	Parent Consents

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 30, 2015, is by and among Selectica, Inc., a Delaware corporation (“Parent”), Selectica France SAS, a French société par actions simplifiée (pending incorporation) and wholly-owned subsidiary of Parent (“Merger Sub”), b-pack SAS, a French société par actions simplifiée (the “Company”), and the shareholders of the Company listed on the signature pages hereto (each, a “Shareholder” and, collectively, the “Shareholders”). Certain capitalized terms used herein are defined in Section 10.13.

RECITALS

WHEREAS, each of the parties hereto desires Merger Sub to consummate a business combination with the Company in a transaction whereby, upon the terms and subject to the conditions set forth in this Agreement, the Company will merge with and into Merger Sub (the “Merger”), and the outstanding common shares of the Company (the “Company Common Shares”) will be automatically converted into the right to receive the Merger Consideration, as provided herein, and Merger Sub will be the surviving entity in the Merger and, following the Share Exchange (as hereinafter defined), will continue as a wholly-owned subsidiary of Parent;

WHEREAS, the management and the shareholders of the Company have determined and resolved that the Merger and all of the Contemplated Transactions are in the best interests of the Company and the Shareholders and that the Merger is fair and advisable, and has approved and adopted this Agreement and the principle of the Merger in accordance with the relevant provisions of the French Commercial Code (the “French Commercial Code”);

WHEREAS, the board of directors of Parent unanimously has determined and resolved that the Merger and all of the Contemplated Transactions are in the best interests of Parent and has approved and adopted this Agreement and the Merger in accordance with the French Commercial Code, and Parent, as the sole shareholder of Merger Sub, has determined and resolved that the Merger and all of the Contemplated Transactions are in the best interests of Merger Sub and has approved and adopted this Agreement and the Merger in accordance with the French Commercial Code; and

WHEREAS, Parent, Merger Sub, the Company and the Shareholders desire to make certain representations, warranties, covenants and agreements in connection with the Merger as set forth in this Agreement.

WHEREAS, the Company and the Shareholders have made available the information and documents requested by Parent for considering the opportunity to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
THE MERGER

Section 1.1     The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, and in accordance with the applicable provisions of the French Commercial Code, the Company shall be merged with and into Merger Sub. Following the Merger, Merger Sub shall continue as the surviving entity (the “Surviving Entity”) under the Laws of France and, following the Share Exchange, will continue as a wholly-owned subsidiary of Parent, and the separate existence of the Company shall cease.

Section 1.2     Effective Time. Subject to the provisions of this Agreement, the parties hereto will cause the French Agreement of Merger and other appropriate documents to be delivered and properly filed in such form as required by, and executed in accordance with, the relevant provisions of the French Commercial Code as soon as practicable after the date of this Agreement and for the Merger to be approved by the shareholders’ meetings of the Company and of Merger Sub on the Closing Date. The Merger shall become effective, in accordance with and subject to the relevant provisions of the French Commercial Code, as of the Closing Date (the “Effective Time”).

Section 1.3     Closing of the Merger. The closing of the Merger (the “Closing”) will take place at a time and on a date to be specified by the parties (the “Closing Date”), which shall be no later than the second Business Day after satisfaction or waiver (to the extent legally permissible) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), remotely via the electronic exchange of documents, or at such other time, date or place as agreed to in writing by the parties hereto.

Section 1.4     Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the French Agreement of Merger and the applicable provisions of the French Commercial Code. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become the debts, liabilities, obligations and duties of the Surviving Entity.

Section 1.5     Directors and Officers. The directors of the Surviving Entity as of the Closing Date shall consist of the individuals specified in Section 1.5 of the Parent Disclosure Schedule and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Entity until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal. The individuals specified in Section 1.5 of the Parent Disclosure Schedule shall be the officers of the Surviving Entity as of the Closing Date and shall hold office in accordance with the certificate of incorporation and bylaws of the Surviving Entity and their respective employment agreements (if any), until their successors are duly elected or appointed and qualified or until their earlier death, resignation, removal or termination of their respective employment (if applicable).

Section 1.6     Organizational Documents. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Entity until thereafter amended in accordance with the certificate of incorporation, such bylaws and applicable Law.

ARTICLE II
CONVERSION OF SECURITIES

Section 2.1     Effect on Capital Stock.

(a)     At the Effective Time, by virtue of the Merger, as set out in the French Agreement of Merger and automatically without any further action on the part of Parent, Merger Sub, the Company or any holder of capital stock of any of them, all of the outstanding Company Common Shares shall be cancelled and automatically be converted into and become the right of the Shareholders to receive, in the aggregate, the equivalent of $12,500,000 in cash and common shares of Merger Sub as follows (and allocated in accordance with Section 2.1(c) of the Company Disclosure Schedule):

(i)     a limited cash payment (“soulte”) within the limit authorized by the relevant provisions of the French Commercial Code and the French Tax Code, which shall not exceed the equivalent of $1,250,000 (the “Closing Cash Payment”);

(ii)     an aggregate number of common shares (“Merger Sub Common Shares”) of Merger Sub (the “Closing Equity Payment” and, together with the Closing Cash Payment, the “Merger Consideration”) to be determined based on Parent’s enterprise value allocation among the Company, the Subsidiaries and the Nadaud Intellectual Property (as defined below) to be performed prior to the Closing Date.

(b)     Immediately following the Effective Time, automatically without any further action on the part of any party, each Shareholder’s Closing Equity Payment will be contributed to Parent in exchange for shares of common stock, par value $0.0001 per share (“Parent Common Stock”), of Parent as set forth in Section 2.1(c) of the Company Disclosure Schedule (the “Share Exchange”); provided, that the aggregate number of shares of Parent Common Stock to be issued in the Share Exchange shall be 1,841,244 shares.

(c)     Section 2.1(c) of the Company Disclosure Schedule sets forth the percentage of the Merger Consideration to be received by each Shareholder and shall be updated prior to the Closing to set forth to whom and in what denominations the Merger Consideration is to be allocated amongst the Shareholders and the number of shares of Parent Common Stock to be received by each of the Shareholders pursuant to the Share Exchange.

(d)     Notwithstanding the foregoing, no fractional shares shall be issued as part of the Closing Equity Payment or Share Exchange. Fractional shares to be issued hereunder shall be rounded up to the next whole number.

Section 2.2     Working Capital Adjustment.

(a)     Within thirty (30) days after the Closing, the Shareholders’ Agent will prepare and deliver, or will cause to be prepared and delivered, to Parent a statement (the “Closing Date Working Capital Statement”) setting forth the actual Working Capital as of the close of business on the last Business Day prior to the Closing Date (the “Closing Date Working Capital”). The Closing Date Working Capital Statement will fairly and accurately present the Closing Date Working Capital, determined in accordance with GAAP.

(b)     Parent shall have a period of thirty (30) days after the date on which the Closing Date Working Capital Statement is delivered to it (the “Review Period”) to review the Closing Date Working Capital Statement. If Parent objects to the calculation of the Closing Date Working Capital as set forth on such Closing Date Working Capital Statement, Parent shall so inform the Shareholders’ Agent in writing (the “Objection”) on or before the last day of the Review Period, setting forth in reasonable detail the basis of the Objection and the adjustments to the Closing Date Working Capital Statement that Parent believes should be made. In the event that an Objection is not delivered to the Shareholders’ Agent on or before the last day of the Review Period, Parent shall be deemed to have agreed to the Closing Date Working Capital Statement. In the event that an Objection is delivered to the Shareholders’ Agent on or before the last day of the Review Period, Parent and the Shareholders’ Agent shall attempt in good faith to reach an agreement with respect to any matters in dispute. If Parent and the Shareholders’ Agent are unable to resolve all of their differences within thirty (30) days after delivery of the Objection to the Shareholders’ Agent (or such longer period as they may mutually agree), they will refer their remaining differences to a firm of independent public accountants as to which Parent and the Shareholders’ Agent shall mutually agree (the “WC Arbiter”). The WC Arbiter will, based on those items as to which Parent and the Shareholders’ Agent have agreed and the WC Arbiter’s determination regarding those items in dispute, finally determine the Closing Date Working Capital; provided, however, that the Closing Date Working Capital as finally determined by the WC Arbiter shall not be less than the amount proposed by Parent or greater than the amount proposed by the Shareholders’ Agent. The WC Arbiter’s determination shall be set forth in writing and shall be conclusive and binding upon all parties hereto and may be entered as a final judgment in any court of competent jurisdiction. The fees of the WC Arbiter shall be paid by the party whose determination of the Closing Date Working Capital is the furthest from the WC Arbiter’s Closing Date Working Capital determination. Each of the parties hereto shall make available to the WC Arbiter and each other party hereto all relevant books and records and any work papers (including those, if any, of the Company’s accountants) in its possession or readily obtainable by it relating to the Closing Date Working Capital, and all other items reasonably requested by the WC Arbiter and each other party hereto.

(c)     The “Final Working Capital Amount” shall be (i) if no Objection is sent to the Shareholders’ Agent prior to the end of the Review Period, the amount of the Closing Date Working Capital set forth on the Closing Date Working Capital Statement delivered by the Shareholders’ Agent to Parent, (ii) if an Objection is made but finally determined between Parent and the Shareholders’ Agent prior to referring any such dispute to a WC Arbiter, the amount of the Closing Date Working Capital so finally determined between them; and (iii) if an Objection is sent to the WC Arbiter, the amount of the Closing Date Working Capital as finally determined by such WC Arbiter. Any such determination of the Final Working Capital Amount shall be deemed to be a Resolution under Section 7.3(c)(ii).

(d)     If the Final Working Capital Amount is less than $600,000, then the amount equal to the difference between the Final Working Capital Amount and $600,000 (the “Working Capital Deficit”) will be deemed to be a Loss that is subject to indemnification by the Shareholders under Section 7.3(a).

(e)     If the Final Working Capital Amount is greater than $1,600,000, then the amount equal to the difference between the Final Working Capital Amount and $1,600,000 (the “Working Capital Surplus”) will be deemed to be a Loss that is subject to indemnification by Parent under Section 7.3(b).

(f)     For the avoidance of doubt, if the Final Working Capital Amount is equal to or greater than $600,000 and less than or equal to $1,600,000, no indemnification shall be required under Section 2.2(d) or 2.2(e).

Section 2.3     Merger; Exchange Procedures.

(a)     At the Effective Time, all in accordance with the French Agreement of Merger and by effect of the relevant provisions of the French Commercial Code, each Shareholder will receive in exchange of his Company Common Shares the Merger Consideration as provided in clauses (i) and (ii) of Section 2.1(a), allocated pursuant to Section 2.1(c) of the Company Disclosure Schedule. The Company Common Shares will be cancelled by effect of the Merger, all in accordance with the French Agreement of Merger and by effect of the relevant provisions of the French Commercial Code.

(b)     Payment of the Closing Cash Payment will be made by wire transfer of immediately available funds to the accounts designated in writing by the Shareholders at least two Business Days prior to the Closing Date.

(c)     Immediately following the Effective Time, each Shareholder will execute a share transfer form (“ordre de mouvement”) to transfer the shares representing his Closing Equity Payment to Parent and will promptly upon delivery thereof receive in exchange therefor the Parent Common Stock as provided in Section 2.1(b) and in Section 2.1(c) of the Company Disclosure Schedule.

Section 2.4     Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Parent, Merger Sub and the Company will be entitled to withhold and deduct from the cash consideration otherwise payable pursuant to this Agreement such amounts as Parent, Merger Sub or the Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. Parent shall take, or cause to be taken, all action that may be necessary to ensure that any such amounts are timely withheld and promptly and properly remitted to the appropriate Governmental Entity. To the extent that amounts are so withheld and paid over to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholder in respect of which such deduction and withholding were made.

Section 2.5     Tax Treatment of Merger. The Merger and Share Exchange together are intended to qualify as a reorganization within the meaning of Code Section 368(a). All parties will file all Tax Returns consistent with such treatment, and no party will take any position that is inconsistent with such treatment in any audit or other proceeding unless required to do so by applicable Law or take any action that could jeopardize such treatment unless required to do so by applicable Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule provided herewith (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 3.1     Organization, Etc. Each of the Company and the Subsidiaries is duly organized, validly existing and in good standing (to the extent such concept is recognized) under the Laws of its jurisdiction of organization set forth on Section 3.1 of the Company Disclosure Schedule and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets. Each of the Company and the Subsidiaries is qualified to do business and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (if applicable) would not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of the organizational and governing documents of the Company and the Subsidiaries as presently in effect have been heretofore made available to Parent. None of the Company or the Subsidiaries is in violation of any term or provision of its organizational or governing documents.

Section 3.2     Capitalization. The authorized shares of capital stock of the Company are as set forth in Section 3.2 of the Company Disclosure Schedule. The outstanding Company Common Shares and the beneficial and record owners thereof are as set forth in Section 3.2 of the Company Disclosure Schedule. No other shares of capital stock of the Company are issued or outstanding. All outstanding Company Common Shares are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable securities Laws. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for capital stock of the Company, (b) options, warrants or other rights to purchase or subscribe for capital stock of the Company, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound. Except as set forth in Section 3.2 of the Company Disclosure Schedule, there are no voting trusts, voting agreements, proxies, shareholders’ agreements or other similar instruments restricting or relating to the rights of any of the holders of Company Common Shares to vote, transfer or receive dividends with respect to any Company Common Shares or with respect to the management or control of the Company.

Section 3.3     Company’s Subsidiaries. Except for the Subsidiaries, the Company does not have any subsidiaries or own any equity interest in any other Person. All outstanding equity interests in each Subsidiary are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable securities Laws. Except as set forth in Section 3.3 of the Company Disclosure Schedule, there are no outstanding (a) securities convertible into or exchangeable for equity interests of any Subsidiary, (b) options, warrants or other rights to purchase or subscribe for equity interests of any Subsidiary, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any equity interests of any Subsidiary, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company or any Subsidiary is subject or bound. Except as set forth in Section 3.3 of the Company Disclosure Schedule, all outstanding equity interests in the Subsidiaries are owned (of record and beneficially) directly by the Company, free and clear of all Encumbrances. Section 3.3 of the Company Disclosure Schedule sets forth the authorized capital stock of each Subsidiary, the outstanding capital stock of each Subsidiary and the beneficial and record owners thereof, who own such shares free and clear of all Encumbrances.

Section 3.4     Authority Relative to this Agreement. The Company has all requisite corporate or similar power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate or other action on the part of the Company, and no other corporate or other proceedings on the part of the Company are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement has been duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other Laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity) (collectively, the “Bankruptcy and Equity Principles”).

Section 3.5     Consents and Approvals; No Violations. Except as set forth on Section 3.5 of the Company Disclosure Schedule, none of the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company will (a) violate any provision of the organizational or governing documents of the Company or any Subsidiary, (b) require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any U.S. federal, state, local or foreign government, executive official thereof, governmental, administrative or regulatory authority, agency, body or commission, including any court of competent jurisdiction, domestic or foreign (each, a “Governmental Entity”), (c) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of the Company or any Subsidiary pursuant to, any of the terms, conditions or provisions of any Material Contract, or (d) violate any Law of any Governmental Entity applicable to the Company or any Subsidiary or by which the Company or any Subsidiary or any of their respective properties or assets is bound.

Section 3.6     Financial Statements. The Company has previously delivered or made available to Parent true and complete copies of the financial statements included in Section 3.6 of the Company Disclosure Schedule (collectively, the “Company Financials”). Each of the Company Financials (i) has been prepared from, and is in accordance with, the books and records of the Company and the Subsidiaries, (ii) was prepared in all material respects in accordance with French GAAP, and (iii) fairly presents in all material respects the financial position, results of operations, cash flows and changes in shareholders’ equity of the Company and the Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (except that the unaudited financial statements do not contain footnotes, statements of shareholders’ equity (deficit) and cash flows and are subject to normal and recurring year-end adjustments (the nature or amount of which adjustments would not reasonably be expected, individually or in the aggregate, to be material)).

Section 3.7     No Undisclosed Liabilities.

(a)     None of the Company or the Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise), except as and to the extent specifically set forth, disclosed in, provided for, reflected in or otherwise described in the Company Financials or in Section 3.7(a) of the Company Disclosure Schedule, and except for those incurred in the ordinary course of business since December 31, 2014.

(b)     Section 3.7(b) of the Company Disclosure Schedule sets forth all indebtedness of any of the Company or the Subsidiaries for borrowed money.

Section 3.8     Absence of Certain Changes. Since December 31, 2014, except as set forth on Section 3.8 of the Company Disclosure Schedule, none of the Company or the Subsidiaries has (a) conducted business other than in the ordinary and usual course consistent with past practice, (b) suffered any Company Material Adverse Effect, (c) declared, set aside for payment or paid any dividend or other distribution (whether in cash, stock, property or any combination thereof) in respect of any capital stock, or redeemed or otherwise acquired any shares of capital stock, (d) incurred any indebtedness for borrowed money or issued any debt securities or assumed, guaranteed or endorsed the obligations of any other Person, (e) Transferred or entered into a Contract to Transfer any of its material properties or assets, other than this Agreement, (f) created any Encumbrance on any of its properties or assets, (g) increased in any manner the rate or terms of compensation of any of its directors, officers or employees except for any increases for employees (other than the Shareholders) made in the ordinary course of business, (h) paid or agreed to pay any pension, retirement allowance or other material employee benefit not required by any existing Benefit Plan or Employee Arrangement, (i) entered into or amended any employment, bonus, severance or retirement Contract other than with employees (other than the Shareholders) in the ordinary course of business, (j) made or revoked any election relating to Taxes, (k) changed any methods of reporting income or deductions for U.S. federal or foreign income tax purposes, (l) made any capital expenditures, individually or in the aggregate, in excess of $10,000, (m) suffered any damage, destruction or loss (whether or not covered by insurance) to any of its material assets, (n) had any officer or key employee resign or terminate employment, (o) acquired, sold, leased or disposed of any assets outside the ordinary course of business or (p) settled or compromised any pending or threatened suit, action, proceeding or, other than in the ordinary course of business, claim.

Section 3.9     Compliance with Law. Each of the Company and the Subsidiaries is, and has been for the past three (3) years, in compliance in all material respects with all material Laws applicable to it or any of its businesses, properties or assets. None of the Company or the Subsidiaries or, to the Knowledge of the Company, any officer, director or employee of any of the Company or the Subsidiaries, in such capacity, has received notice from any Governmental Entity of, or to the Knowledge of the Company is charged or threatened with or under investigation with respect to, any violation of any provision of any applicable Law.

Section 3.10     Material Contracts.

(a)     Section 3.10(a) of the Company Disclosure Schedule sets forth a list of all Contracts that are material to any of the Company or the Subsidiaries to which any of them is a party or by which any of them or any of their respective properties or assets is bound, including (i) any employment Contract or other Contract for services that is not terminable at will without liability for any penalty or severance payment, (ii) any Contract involving annual payments or receipts by any of the Company or the Subsidiaries of $25,000 or more with respect to any such Contract, (iii) any Contract with each of the 25 largest customers and 25 largest suppliers, which largest customers and suppliers shall be determined using revenues/payments by the Company and the Subsidiaries during the year ended December 31, 2014 (respectively, the “Major Customers” and the “Major Suppliers” and, collectively, the “Major Customers and Suppliers”), (iv) any Contract containing an exclusivity provision that restricts any of the Company’s or the Subsidiaries’ businesses or any Contract limiting any of their freedom to compete in any line of business, in any geographic area or with any Person, (v) any Contract providing for the borrowing or lending of money or any guarantee or, other than in the ordinary course of business, any indemnification of any third party, and (vi) any partnership or joint venture agreement (collectively, the “Material Contracts”). The Company has made available to Parent true, correct and complete copies of all Material Contracts. None of the Company, the Subsidiaries or the Surviving Entity will have any responsibilities, obligations or liabilities, contractual or otherwise, arising under any change of control provision of any Contract as a result of any of the Contemplated Transactions.

(b)     Each of the Material Contracts constitutes the valid, legally binding and enforceable obligation of the Company or Subsidiary party thereto and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. Each Material Contract is in full force and effect.

(c)     Except as set forth in Section 3.10(c) of the Company Disclosure Schedule, none of the Company or the Subsidiaries is in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default by any of the Company or the Subsidiaries or permit termination, modification or acceleration, of or under any of the Material Contracts and, to the Knowledge of the Company, no other party to any of the Material Contracts is in breach or default in any material respect, and no event has occurred that with notice or lapse of time or both would constitute such a breach or default in any material respect by such party, of or under any of the Material Contracts. None of the Company or the Subsidiaries has received a written notice or claim against any of the Company or the Subsidiaries by any party to a Material Contract in respect of any breach or default thereunder.

(d)     Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, none of the Company or the Subsidiaries has received written notice of termination, cancellation, material reduction of services or non-renewal that is currently in effect with respect to any Material Contract.

Section 3.11     Permits. Each of the Company and the Subsidiaries has all material permits, licenses, certificates of authority and other authorizations from all Governmental Entities necessary for the conduct of its business as presently conducted (the “Permits”) and is in compliance in all material respects with the terms of its Permits. All such Permits are in full force and effect, and none of the Company or the Subsidiaries has received written notice of any event, inquiry or proceeding that is reasonably likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any Permit.

Section 3.12     Litigation. Except as set forth in Section 3.12 of the Company Disclosure Schedule, there is no material action, suit, proceeding or investigation pending or, to the Knowledge of the Company, threatened against any of the Company or the Subsidiaries or any of their respective properties by or before any Governmental Entity. None of the Company or the Subsidiaries is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity. Except as set forth in Section 3.12 of the Company Disclosure Schedule, there is no action, suit, proceeding or investigation pending or, to Knowledge of the Company, threatened against any current or former officer, director, employee or consultant of any of the Company or the Subsidiaries in his or her capacity as such. There is no action, suit or proceeding pending or, to the Knowledge of the Company, threatened against any of the Company or the Subsidiaries by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 3.13     Taxes. Except as set forth in Section 3.13 of the Company Disclosure Schedule:

(a)     Each of the Company and the Subsidiaries has

(i)      duly and timely filed, or caused to be filed, in accordance with applicable Law, all material Company Tax Returns, each of which is true, correct and complete in all material respects,

(ii)      duly and timely paid in full, or caused to be paid in full, all Company Taxes reflected on such Company Tax Returns, and

(iii)     properly accrued in accordance with French GAAP on its books and records a provision for the payment of all Company Taxes that are due, are claimed to be due, or may or will become due with respect to any Tax period (or portion thereof) ending on or before the Closing Date.

(b)     No extension of time to file a Company Tax Return, which Company Tax Return has not since been filed in accordance with applicable Law, has been filed. There is no power of attorney in effect with respect or relating to any Company Tax or Company Tax Return.

(c)     No Company Tax Return has been filed, and no Company Tax has been determined, on a consolidated, combined, unitary or other similar basis (including, but not limited to, a consolidated U.S. federal income tax return). There is no circumstance (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6 (or similar provision of applicable Law), as result of a Tax sharing agreement or other Contract or by operation of Law) under which any of the Company or the Subsidiaries is or may be liable for any Tax determined, in whole or in part, by taking into account any income, sale or asset of, or any activity conducted by, any other Person.

(d)     Each of the Company and the Subsidiaries has complied in all material respects with all applicable Laws relating to the deposit, collection, withholding, payment or remittance of any Tax (including, but not limited to, Code Section 3402 or similar provision of applicable Law).

(e)     There is no Encumbrance for any Tax upon any asset or property of any of the Company or the Subsidiaries, except for any statutory lien for any Tax not yet due.

(f)     No audit, action, assessment, examination, hearing, inquiry or investigation is pending or, to the Knowledge of the Company, threatened with regard to any of the Company or the Subsidiaries, any Company Tax or any Company Tax Return.

(g)     The statute of limitations for any audit, action, assessment, examination, hearing, inquiry or investigation relating to any Company Tax or any Company Tax Return has not been modified, extended or waived.

(h)     Any material assessment, deficiency, adjustment or other similar item relating to any Company Tax or Company Tax Return has been reported to all Governmental Entities in accordance with applicable Law.

(i)     No jurisdiction where no Company Tax Return has been filed or no Company Tax has been paid has made or threatened in writing to make a claim for the payment of any Company Tax or the filing of any Company Tax Return.

(j)     None of the Company or the Subsidiaries is a party to any agreement with any Governmental Entity (including, but not limited to, any closing agreement within the meaning of Code Section 7121 or any analogous provision of applicable Law). No private letter or other ruling or determination from any Governmental Entity relating to any of the Company or the Subsidiaries, any Company Tax or any Company Tax Return has been requested or received by any of the Company or the Subsidiaries.

(k)     None of the Company or the Subsidiaries is a party to any Contract that (i) results or could reasonably be expected to result in any amount that is not deductible under Code Section 280G or Code Section 404, or any similar provision of applicable Law, or (ii) is or could reasonably be expected to become subject to Code Section 409A or any similar provision of applicable Law.

(l)     None of the Company or the Subsidiaries has any “tax-exempt bond-financed property” or “tax-exempt use property,” within the meaning of Code Section 168(h) or any similar provision of applicable Law.

(m)     No asset of any of the Company or the Subsidiaries is required to be treated as being owned by any other Person pursuant to any provision of applicable Law (including, but not limited to, the “safe harbor” leasing provisions of Code Section 168(f)(8), as in effect prior to the repeal of those “safe harbor” leasing provisions).

(n)     None of the Company, the Subsidiaries or the Surviving Entity is or will be required to include any item of income in, or exclude any item of deduction from, U.S. federal or foreign taxable income for any Tax period (or portion thereof) ending after the Closing Date, as a result of a change in method of accounting, any installment sale or open transaction, any prepaid amount, refund or credit.

(o)     None of the Company or the Subsidiaries is or has been a beneficiary or otherwise participated in any reportable transaction within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(p)     None of the Company or the Subsidiaries has distributed stock of another Person nor has its stock been distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(q)     None of the Company or the Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) at any time during the applicable period referred to in Code Section 897(c)(l)(A)(ii).

(r)     No election under Code Section 338 or any similar provision of applicable Law has been made or required to be made by or with respect to any of the Company or the Subsidiaries.

(s)     None of the Company or the Subsidiaries owns or has owned an interest in any entity that is a “passive foreign investment company” within the meaning of Code Section 1297.

(t)     None of the Company or the Subsidiaries has had, or will have, any items of income that could constitute subpart F income within the meaning of Code Section 952. No Subsidiary that is a “controlled foreign corporation” as defined in the Code owns (directly or indirectly) an “investment in United States property” for purposes of Code Section 956.

Section 3.14     Title to Properties; Sufficiency of Assets.

(a)     Except as set forth on Section 3.14(a) of the Company Disclosure Schedule, each of the Company and the Subsidiaries has good, valid and marketable title to, or a valid leasehold or contractual interest in, all of the assets and properties (real and personal) which it owns or leases, and such assets and properties are owned or leased by it free and clear of all Encumbrances. Section 3.14(a) of the Company Disclosure Schedule contains a complete and correct list of all real property leased by each of the Company and the Subsidiaries. None of the Company or the Subsidiaries owns or has ever owned any real property. True, correct and complete copies of all lease agreements, including all amendments and modifications thereto, for all leased real property (the “Leases”) have been made available to Parent. All rents due under the Leases have been paid. Each of the Company and the Subsidiaries enjoys undisturbed possession of its leased real properties and is in compliance with the terms of the Leases, and all Leases are in full force and effect. Each Lease constitutes the valid, legally binding and enforceable obligation of the Company or Subsidiary party thereto and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. No party to any Lease has given written notice to any of the Company or the Subsidiaries or made a claim in writing against any of the Company or the Subsidiaries in respect of any breach or default thereunder.

(b)     All tangible personal property owned or leased by each of the Company and the Subsidiaries is in good operating condition and repair, ordinary wear and tear excepted and subject to routine maintenance, and is suitable and adequate for the uses for which it is being used. Except as set forth on Section 3.14(b) of the Company Disclosure Schedule, the Company’s and the Subsidiaries’ assets and properties (real, personal and intangible) include all material tangible and intangible assets, properties and rights necessary to conduct their respective businesses following the Closing Date in substantially the same manner as is currently conducted.

Section 3.15     Intellectual Property.

(a)     Section 3.15(a) of the Company Disclosure Schedule identifies all Intellectual Property (other than (i) widely available, commercial off-the-shelf third-party Software licensed to any of the Company or the Subsidiaries on a non-exclusive basis or (ii) any open source Software) licensed to any of the Company or the Subsidiaries (the “Licensed Intellectual Property”). Each of the licenses related to the Licensed Intellectual Property constitutes the valid, legally binding and enforceable obligation of the Company or Subsidiary party thereto and, to the Knowledge of the Company, each of the other parties thereto, except as may be limited by applicable Bankruptcy and Equity Principles. None of the Company or the Subsidiaries is, and, to the Knowledge of the Company, no other party thereto is, in breach or default in any material respect of any license or sublicense relating to any Licensed Intellectual Property, and each such license and sublicense is in full force and effect.

(b)     All Intellectual Property owned by each of the Company and the Subsidiaries is referred to as the “Owned Intellectual Property” and, together with the Licensed Intellectual Property, the “Company Intellectual Property.” Section 3.15(b) of the Company Disclosure Schedule identifies all of the following Owned Intellectual Property: (i) Patents and applications therefor, the number, issue date, title and priority information for each country in which any such Patent has been issued, or the application number, date of filing, title and priority information for each country in which any such Patent application is pending; (ii) registered and unregistered Trademarks (excluding Internet domain names) and applications for registration of Trademarks, the registration or application number related thereto (and, if applicable, the class of goods or the description of the goods or services covered thereby), the countries of filing and the expiration date of each registration in each country in which a registration was issued; (iii) registered and unregistered Copyrights and applications for registration of Copyrights, the registration number and registration date, or the application number and application date, related thereto, and the countries of filing; and (iv) registered Internet domain names. All of the Owned Intellectual Property, the registrations and applications for registration of which are set forth on Section 3.15(b) of the Company Disclosure Schedule, is valid and in full force and effect. To the Knowledge of the Company, all of the other rights within the Company Intellectual Property are valid and subsisting. All filings for the Owned Intellectual Property are in good standing and all assignments and licenses subject to recordation have been properly recorded.

(c)     Each of the Company and the Subsidiaries owns and has good and valid title (la pleine propriété) to the Owned Intellectual Property owned by it, and possesses legally enforceable rights to use the Licensed Intellectual Property licensed by it, in each case free and clear of all Encumbrances. Except as set forth on Section 3.15(c) of the Company Disclosure Schedule, the Company Intellectual Property constitutes all of the Intellectual Property necessary for the Company and the Subsidiaries to conduct their respective businesses as such businesses are currently being conducted. None of the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company will result in the release, disclosure or delivery of any Company Intellectual Property, or in the grant, assignment or transfer to any other Person of any license or other right to any Company Intellectual Property (except to the Surviving Entity in connection with the Merger), or in the termination or modification of (or right to terminate or modify) any Company Intellectual Property.

(d)     Julien Nadaud (“Nadaud”) owns and has good and valid title (la pleine propriété) to the Intellectual Property set forth on Section 3.15(d) of the Company Disclosure Schedule related to the business of any of the Company or the Subsidiaries (the “Nadaud Intellectual Property”), free and clear of all Encumbrances, and has not granted to any Person other than the Company and the Subsidiaries any right or license to use any of the Nadaud Intellectual Property. For all purposes under this Agreement, the terms Owned Intellectual Property and Company Intellectual Property shall be deemed to include the Nadaud Intellectual Property.

(e)     Section 3.15(e) of the Company Disclosure Schedule identifies each Contract pursuant to which any Person has been granted any license by any of the Company or the Subsidiaries to use, or otherwise has received or acquired from any of the Company or the Subsidiaries any right (whether or not currently exercisable) or interest in, including the right to use, any Owned Intellectual Property.

(f)     Except as set forth on Section 3.15(f) of the Company Disclosure Schedule, no current or former shareholder, officer, director, consultant, employee or vendor of any of the Company or the Subsidiaries has any ownership claim, ownership right (whether or not currently exercisable) or ownership interest in or to any Owned Intellectual Property.

(g)     Except as set forth on Section 3.15(g) of the Company Disclosure Schedule, to the Knowledge of the Company, there is no unauthorized use, disclosure, infringement or misappropriation of any Company Intellectual Property by any third party, including any current or former employee of any of the Company or the Subsidiaries.

(h)     Except as set forth on Section 3.15(h) of the Company Disclosure Schedule, none of the Company or the Subsidiaries has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, and, to the Knowledge of the Company, none of the Company or the Subsidiaries is infringing, misappropriating or making unlawful use of, any Intellectual Property owned by any third party. There are no actions, suits or proceedings that are pending or, to the Knowledge of the Company, threatened against any of the Company or the Subsidiaries with respect to any infringement, misappropriation or unlawful use of any Intellectual Property owned or used by any third party.

(i)     A list of the key proprietary software of each of the Company and the Subsidiaries is set forth in Section 3.15(i) of the Company Disclosure Schedule.

Section 3.16     Insurance. Each of the Company and the Subsidiaries maintains policies of fire and casualty, liability and other forms of insurance, in such amounts, with such deductibles, covering against such risks and losses and with such reputable insurers, as are customary for businesses of a type and size, and with assets and properties, comparable to those of the businesses of the Company and the Subsidiaries as currently conducted. Set forth on Section 3.16 of the Company Disclosure Schedule is a listing of each insurance policy maintained by any of the Company or the Subsidiaries, setting forth the issuers, amounts, deductibles and coverages for each, and a description of all material claims under any insurance policy maintained by any of the Company or the Subsidiaries at any time during the past three years. All such policies are in full force and effect and all premiums due and payable thereon have been paid in full, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation. There are no pending claims under any of such policies.

Section 3.17     Environmental Matters. Notwithstanding anything to the contrary in this Section 3.17, all representations and warranties in this Section 3.17 relating to any activities, business or operations of any Person other than the Company and the Subsidiaries at any real property currently or formerly leased by any of the Company or the Subsidiaries (including the lessor of any such property) are made to the Knowledge of the Company:

(a)     Each of the Company and the Subsidiaries has all material licenses, permits, authorizations, approvals and consents from all Governmental Entities that are required under any applicable Environmental Law and necessary for it to carry on its business or operations as now conducted (“Environmental Permits”). Each of such Environmental Permits is in full force and effect. The operations of each of the Company and the Subsidiaries are in compliance with, in all material respects, and have complied with, in all material respects, all applicable Environmental Laws and all Environmental Permits.

(b)     There are no environmental conditions, including the presence or release of any Hazardous Materials, on any property currently or formerly owned, operated or leased by any of the Company or the Subsidiaries or any of their respective predecessors (i) relating to, arising out of, or resulting from any failure to comply with any applicable Environmental Law or Environmental Permit or from a release or threatened release of any Hazardous Materials or (ii) which require cleanup or remediation pursuant to any Environmental Law.

(c)     None of the Company or the Subsidiaries has any material liability under any Environmental Law or is responsible for any material liability of any other Person under any Environmental Law, whether by Contract, by operation of Law or otherwise

(d)     None of the Company or the Subsidiaries has received any written information request, notice or other communication from a Governmental Entity, and there are no actions, suits, proceedings or investigations pending or, to the Knowledge of the Company, threatened against any of the Company or the Subsidiaries, relating to any violation, or alleged violation of, or liability under, any Environmental Law or relating to any Hazardous Materials or Environmental Permit, including (i) any claim by a Governmental Entity for enforcement, investigation, cleanup, removal, response, corrective, remedial, monitoring, or other action, damages, fines or penalties pursuant to any Environmental Law, and (ii) any claim by any one or more Persons seeking damages, contribution, indemnification, cost recovery, compensation, injunctive or other relief resulting from or relating to a release of any Hazardous Materials or alleged injury or threat of injury to health, safety, property, natural resources or the environment.

(e)     There is not located at any property currently or formerly owned, operated or leased by any of the Company or the Subsidiaries or any of their respective predecessors any (i) underground storage tanks, (ii) asbestos-containing material, (iii) equipment containing polychlorinated biphenyls or (iv) mold, in each case except in compliance in all material respects with applicable Environmental Laws.

(f)     The Company has made available to Parent true, complete and correct copies of all material records and files, environmental audits, reports, and other material environmental documents, studies, analysis, tests and monitoring in its possession or control concerning the existence of any Hazardous Materials or any other environmental concern at any property currently or formerly owned, operated or leased by any of the Company or the Subsidiaries or concerning compliance by any of the Company or the Subsidiaries with, or liability under, any Environmental Law.

(g)           For purposes of this Section 3.17, the following terms shall have the following meanings:

(i)       “Environmental Laws” means all foreign, U.S. federal, state and local Laws of any Governmental Entity relating to (A) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of Hazardous Materials, or (B) the environment or to emissions, discharges, releases or threatened releases of Hazardous Materials into the environment.

(ii)     “Hazardous Materials” means (A) petroleum and petroleum products, radioactive materials and friable asbestos; and (B) chemicals and other materials and substances which are now defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” or “toxic pollutants” under any Environmental Law.

Section 3.18     Employee and Labor Matters. Except as set forth in Section 3.18 of the Company Disclosure Schedule, none of the Company or the Subsidiaries is a party to any collective bargaining or other labor union Contract applicable to Persons employed by it, no collective bargaining agreement is being negotiated by any of the Company or the Subsidiaries, and, to the Knowledge of the Company, there are no activities or proceedings of any labor union to organize any of the employees of any of the Company or the Subsidiaries. Except as set forth in Section 3.18 of the Company Disclosure Schedule, (a) each of the Company and the Subsidiaries is in compliance in all material respects with all applicable Laws relating to employment and employment practices, wages, hours, occupational safety, health standards, severance payments, equal opportunity, payment of social security, national insurance and other Taxes, and terms and conditions of employment, (b) there are no charges with respect to or relating to any of the Company or the Subsidiaries pending, or to the Knowledge of the Company, threatened by or before any Governmental Entity responsible for the prevention of unlawful or discriminatory employment practices or unfair labor practices, and (c) there is no strike, work stoppage, work slowdown, lockout, picketing, concerted refusal to work overtime, or other similar labor activity pending or, to the Knowledge of the Company, threatened against or involving any of the Company or the Subsidiaries currently or within the last three years. All sums due for employee, consultant and independent contractor compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of any of the Company or the Subsidiaries have been duly and adequately accrued on the accounting records of the Company and the Subsidiaries. All individuals characterized and treated by any of the Company or the Subsidiaries as consultants or independent contractors are properly treated as independent contractors under all applicable Laws. All employees of any of the Company or the Subsidiaries classified as exempt under the Fair Labor Standards Act or applicable foreign, state and local wage and hour Laws are properly classified.

Section 3.19     Employee Plans.

(a)     Section 3.19 of the Company Disclosure Schedule sets forth a true, correct and complete list of:

(i)       all “employee benefit plans,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any similar provision of applicable foreign Law, with respect to which any of the Company or the Subsidiaries has any obligation or liability, contingent or otherwise (the “Benefit Plans”);

(ii)      all current directors, officers and employees of each of the Company and the Subsidiaries; and

(iii)     all employment, consulting, termination, profit sharing, severance, change of control, individual compensation and indemnification agreements, and all bonus and other incentive compensation, deferred compensation, salary continuation, invention, patent, copyright, disability, severance, stock award, stock option, stock purchase, educational assistance, legal assistance, club membership, employee discount, employee loan, credit union and vacation agreements, policies and arrangements under which any of the Company or the Subsidiaries has any obligation or liability (contingent or otherwise) in respect of any current or former officer, director, employee, consultant or contractor of any of the Company or the Subsidiaries (the “Employee Arrangements”).

(b)     In respect of each Benefit Plan and Employee Arrangement, a complete and correct copy of each of the following documents (if applicable) has been made available to Parent: (i) the most recent plan and related trust documents, and all amendments thereto; (ii) the most recent summary plan description, and all related summaries of modifications thereto; (iii) the most recent Form 5500 (including schedules and attachments); (iv) the most recent Internal Revenue Service (“IRS”) determination, opinion or notification letter; and (v) each written Employee Arrangement, and all amendments thereto.

(c)     None of the Benefit Plans or Employee Arrangements is subject to Title IV of ERISA, constitutes a defined benefit retirement plan or is a multiemployer plan described in Section 3(37) of ERISA, and none of the Company or the Subsidiaries has any obligation or liability (contingent or otherwise) in respect of any such plans.

(d)     The Benefit Plans and their related trusts intended to qualify under Sections 401 and 501(a) of the Code, respectively, have either received a favorable determination, opinion or notification letter from the IRS with respect to each such Benefit Plan as to its qualified status under the Code, or has remaining a period of time under applicable U.S. Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Benefit Plan.

(e)     All contributions and other payments required to have been made by any of the Company or the Subsidiaries to or under any Benefit Plan or Employee Arrangement by applicable Law or the terms of such Benefit Plan or Employee Arrangement (or any agreement relating thereto) have been timely and properly made.

(f)     The Benefit Plans and Employee Arrangements have been maintained and administered in accordance with their terms and applicable Laws.

(g)     Except as set forth in Section 3.19(g) of the Company Disclosure Schedule, there are no pending or, to the Knowledge of the Company, threatened actions, claims, suits or proceedings against or relating to any Benefit Plan or Employee Arrangement (other than routine benefit claims by persons entitled to benefits thereunder) and, to the Knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis for any of the foregoing.

(h)     None of the Company or the Subsidiaries has any obligation or liability (contingent or otherwise) to provide post-retirement life insurance or health benefits coverage for current or former officers, directors, employees, consultants or contractors except (i) as may be required under Part 6 of Title I of ERISA, (ii) a medical expense reimbursement account plan pursuant to Section 125 of the Code, or (iii) through the last day of the calendar month in which the participant terminates employment.

(i)      None of the assets of any Benefit Plan is stock of any of the Company or the Subsidiaries.

(j)      Neither the execution and delivery of any of the Transaction Documents nor the consummation of any of the Contemplated Transactions will (i) result in any payment becoming due to any director, officer, employee, consultant or contractor (current, former or retired) of any of the Company or the Subsidiaries, (ii) increase any benefits under any Benefit Plan or Employee Arrangement or (iii) result in the acceleration of the time of payment of, vesting of, or other rights in respect of any such benefits (except as which may be required by the partial or full termination of any Benefit Plan intended to be qualified under Section 401 of the Code). No Benefit Plan or Employee Arrangement in effect immediately prior to the Closing Date would result, individually or in the aggregate (including as a result of this Agreement, any of the Transaction Documents or any of the Contemplated Transactions), in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(k)     Each Benefit Plan or Employee Arrangement that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005, or the date such Benefit Plan or Employee Arrangement was established, whichever date is later, through the date hereof.

(l)     The Company has made available to Parent a true, complete and correct list of the following (if applicable) for each current employee, consultant and contractor of any of the Company or the Subsidiaries: base salary; any bonus obligations; immigration status; hire date; time-off balance; and pay rate.

Section 3.20     Brokers and Finders. None of the Company, the Subsidiaries or any of their respective Representatives has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which Parent or Merger Sub would be liable.

Section 3.21     Shareholder Vote Required. The affirmative votes of the holders of a qualified majority of the outstanding Company Common Shares, in accordance with the relevant provisions of the French Commercial Code, are the only votes of the holders of capital stock of any of the Company or the Subsidiaries necessary to approve and adopt this Agreement.

Section 3.22     Absence of Questionable Payments. None of the Company or the Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, consultant or other Person acting on behalf of any of the Company or the Subsidiaries has (a) used any corporate funds for unlawful contributions, payments, gifts or expenditures, (b) made any unlawful expenditures of corporate funds relating to political activity to government officials or others or (c) established or maintained any unlawful or unrecorded corporate funds in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any other applicable domestic or foreign Law. None of the Company or the Subsidiaries or, to the Knowledge of the Company, any director, officer, employee, consultant or other Person acting on behalf of any of the Company or the Subsidiaries has offered, paid or agreed to pay to any Person (including any governmental official), or solicited, received or agreed to receive from any such Person, directly or indirectly, any unlawful contributions, payments, gifts, expenditures, money or anything of value for the purpose or with the intent of (a) obtaining or maintaining business for any of the Company or the Subsidiaries, (b) facilitating the purchase or sale of any product or service, or (c) avoiding the imposition of any fine or penalty.

Section 3.23     Bank Accounts; Powers of Attorney. Section 3.23 of the Company Disclosure Schedule sets forth a true, complete and correct list showing: (a) all banks in which any of the Company or the Subsidiaries maintains a bank account or safe deposit box (collectively, “Bank Accounts”), together with, as to each such Bank Account, the type of account, account number and the names of all signatories thereof and, with respect to each such safe deposit box, if any, the number thereof and the names of all Persons having access thereto; and (b) the names of all Persons holding powers of attorney from any of the Company or the Subsidiaries, true, complete and correct copies of which have been made available to Parent.

Section 3.24     Customers and Suppliers. Except as set forth in Section 3.24 of the Company Disclosure Schedule, there are no disputes between any of the Company or the Subsidiaries, on the one hand, and any of the Major Customers and Suppliers, on the other hand, that relate to the operation of the business of any of the Company or the Subsidiaries. Except as set forth in Section 3.24 of the Company Disclosure Schedule, since January 1, 2013, none of the Major Customers and Suppliers has terminated, cancelled, not renewed or materially reduced, or notified any of the Company or the Subsidiaries in writing of its intention to terminate, cancel, not renew or materially reduce, its relationship with any of the Company or the Subsidiaries.

Section 3.25     Accounts Receivable. Except as set forth in Section 3.25 of the Company Disclosure Schedule, all accounts receivable of each of the Company and the Subsidiaries have arisen from bona fide transactions in the ordinary course of business, are valid and enforceable, are collectible in the ordinary course of business in amounts not less than the amounts thereof carried on the books of the Company and the Subsidiaries (except to the extent of the allowance for doubtful accounts shown on the Company Financials), and are not subject to set-off or counterclaim. Any allowances that any of the Company or the Subsidiaries have established for doubtful accounts have been established on a basis consistent with past practice and in accordance with French GAAP.

Section 3.26     Certain Transactions. Except as set forth on Section 3.26 of the Company Disclosure Schedule, none of the Shareholders, officers, directors or employees of any of the Company or the Subsidiaries, or any of their respective Affiliates or any member of any such Person’s immediate family (for this purpose, “immediate family” means such Person’s spouse, parents, children and siblings), is presently a party to any Contract or transaction with, or has any indebtedness to, any of the Company or the Subsidiaries, including any Contract (i) providing for the furnishing of services by, (ii) providing for the rental of real or personal property from, or (iii) otherwise requiring payments to (other than for services in the foregoing capacities) any such Person or any corporation, partnership, trust or other entity in which any such Person has a substantial interest as a shareholder, officer, director, trustee or partner, and no such Person owns directly or indirectly any interest in (excluding passive investments in less than 1% of the shares of any company that lists its shares on a national securities exchange), or serves as an officer or director or in another similar capacity of, any competitor or customer of any of the Company or the Subsidiaries or any organization that has a Material Contract with any of the Company or the Subsidiaries.

Section 3.27     Proxy Statement. None of the information supplied in writing (including electronically) by the Company, any Shareholder or any of their respective Representatives or Affiliates for inclusion in the Proxy Statement (as hereinafter defined) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, either at the date the Proxy Statement is first mailed to Parent’s stockholders, at the time of the Stockholders Meeting (as hereinafter defined), or at the time of any amendment or supplement thereof; provided, however, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing (including electronically) by Parent or any of its Representatives or Affiliates in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein

Section 3.28     No Other Representations or Warranties. Except for the representations and warranties contained in this Article III and in the following Article IV, none of the Company, the Subsidiaries, the Shareholders or any other Person makes any representations or warranties, and the Company, the Subsidiaries and the Shareholders hereby disclaim any other representations or warranties, whether made by any of them or any officer, director, employee, agent or representative of the Company, the Subsidiaries, the Shareholders or any other Person, with respect to this Agreement or the Contemplated Transactions. For the avoidance of doubt, the foregoing is not intended to limit the ability of a Parent Indemnified Party to make a claim arising out, based upon or related to fraud and shall not be given any effect in the case of fraud.

Section 3.29     Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of any of the Company, the Subsidiaries or the Shareholders in writing (including electronically) to Parent, Merger Sub or any of their Representatives for purposes of or in connection with any of the Transactions Documents or any of the Contemplated Transactions is true and accurate in all material respects and not incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which such information was provided.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

Except as set forth in the Company Disclosure Schedule, each Shareholder hereby represents and warrants to Parent and Merger Sub, as of the date hereof and the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 4.1     Ownership of Shares. Such Shareholder owns the number of Company Common Shares set forth next to his name on Section 3.2 of the Company Disclosure Schedule free and clear of all Encumbrances and, as a result of the Contemplated Transactions, Parent will acquire good, valid and marketable title to the Company Common Shares free and clear of all Encumbrances, other than those that may be created or incurred by Parent. Such Shareholder has not granted any power of attorney with respect to any Company Common Shares owned by him.

Section 4.2     Authority Relative to this Agreement. Such Shareholder has all requisite right, power and authority to execute and deliver the Transaction Documents to which he is a party, to perform his obligations thereunder and to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which he is a party will be, duly and validly executed and delivered by such Shareholder and, assuming this Agreement has been duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes a legal, valid and binding obligation of such Shareholder, enforceable against him in accordance with its terms, except as limited by applicable Bankruptcy and Equity Principles.

Section 4.3     Consents and Approvals; No Violations. None of the execution or delivery of any of the Transaction Documents by such Shareholder, the performance by such Shareholder of any of his obligations thereunder, or the consummation of any of the Contemplated Transactions by such Shareholder will (a) require him to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, (b) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of such Shareholder pursuant to, any of the terms, conditions or provisions of any Contract to which such Shareholder is a party or by which such Shareholder or any of his properties or assets is bound, or (c) violate any Law of any Governmental Entity applicable to such Shareholder or by which such Shareholder or any of his properties or assets is bound.

Section 4.4     Litigation. There is no action, suit or proceeding pending or, to the Knowledge of such Shareholder, threatened against such Shareholder by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 4.5     Brokers and Finders. Such Shareholder has not employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which Parent, Merger Sub or any of the Company or the Subsidiaries would be liable.

Section 4.6     Investment Representations.

(a)     Offering Exemption. Such Shareholder understands that the shares of Parent Common Stock to be acquired by him pursuant to the Share Exchange (such shares of Parent Common Stock, the “Exchange Shares”) have not been registered under the Securities Act, nor qualified under any state securities Laws, and that such Exchange Shares are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations contained herein. Such Shareholder is an “accredited investor” as defined under Rule 501 promulgated under the Securities Act.

(b)     Knowledge and Experience; Ability to Bear Economic Risks. Such Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the investment contemplated by this Agreement; and he is able to bear the economic risk of this investment in the Exchange Shares (including a complete loss of his investment).

(c)     Limitations on Disposition. Such Shareholder understands that he must bear the economic risk of his investment in the Exchange Shares indefinitely unless the Exchange Shares are registered pursuant to the Securities Act or an exemption from such registration is available, and unless the disposition of such Exchange Shares is qualified under applicable state and foreign securities Laws or an exemption from such qualification is available. Such Shareholder further understands that there is no assurance that any exemption from the Securities Act will be available or, if available, that such exemption will allow such Shareholder to Transfer any or all of his interest in the Exchange Shares in the amounts or at the times such Shareholder might propose.

(d)     Investment Purpose. Such Shareholder is acquiring his interest in the Exchange Shares solely for such Shareholder’s own account for investment and not with a view toward the resale, Transfer or distribution thereof, nor with any present intention of Transferring or distributing his interest in the Exchange Shares.

(e)     Restrictive Legend. Such Shareholder understands and acknowledges that the Exchange Shares are characterized as “restricted securities” under U.S. securities Laws and agrees to the imprinting, so long as required by Law, of the following legend on certificates representing his Exchange Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OF AMERICA. THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB

Except as set forth in Parent’s disclosure schedule provided herewith (the “Parent Disclosure Schedule”), Parent and Merger Sub hereby represent and warrant to the Company and the Shareholders, as of the date hereof and as of the Closing Date, except to the extent certain representations and warranties are limited to a certain date set forth in the applicable Section, as follows:

Section 5.1     Corporate Organization, Etc. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite power and authority to conduct its business as it is now being conducted and to own, lease and operate its properties and assets, except that Merger Sub is pending incorporation. Each of Parent and Merger Sub is qualified to do business and is in good standing (to the extent such concept is recognized) in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified or in good standing (if applicable) would not, individually or in the aggregate, have a Parent Material Adverse Effect. True and complete copies of the organizational and governing documents of Parent and Merger Sub as presently in effect have been heretofore made available to the Company. Neither Parent nor Merger Sub is in violation of any term or provision of its organizational or governing documents. Merger Sub is a direct wholly owned subsidiary of Parent.

Section 5.2     Capitalization. The authorized shares of capital stock of Parent consists of (a) 15,000,000 shares of Parent Common Stock, of which 7,959,837 shares were outstanding as of March 23, 2015 and (b) 1,000,000 shares of preferred stock, of which (i) 135,000 shares are designated Series F Convertible Preferred Stock (“Series F Preferred Stock”), 118,829.1 shares of which were outstanding as of the date hereof, (ii) 100,000 shares of which are designated Series A Junior Participating Preferred, none of which were outstanding as of the date hereof and (iii) 100,000 shares of which are designated Series B Junior Participating Preferred, none of which were outstanding as of the date hereof.  All outstanding shares of Parent Common Stock and Series F Preferred Stock are duly authorized, validly issued, fully paid and non-assessable, and issued free from preemptive rights and in compliance with all applicable U.S. state and federal securities Laws. As of the date hereof, except for (w) 1,188, 291 shares of Parent Common Stock reserved for issuance upon the conversion of the Series F Preferred Stock, (x) 65,955 shares of Common Stock reserved for issuance to certain investors upon the completion of a private placement financing, (y) warrants to purchase an aggregate of 2,200,496 shares of Parent Common Stock and (z) 3,045,578 shares of Parent Common Stock reserved for issuance upon the exercise of stock options or the settlement of restricted stock units that have been granted or may be granted in the future (including in connection with the Contemplated Transactions), there are no outstanding (i) securities convertible into or exchangeable for capital stock of Parent, (ii) options, warrants or other rights to purchase or subscribe for capital stock of Parent, or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of Parent, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Parent is subject or bound.

Section 5.3     Authority Relative to this Agreement. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations thereunder and to consummate the Contemplated Transactions. The execution and delivery of the Transaction Documents to which it is a party, the performance of its obligations thereunder and the consummation of the Contemplated Transactions have been duly and validly authorized by all required corporate or other action on the part of each of Parent and Merger Sub, and no other corporate or other proceedings on the part of Parent or Merger Sub are necessary to authorize the Transaction Documents to which it is a party or to consummate the Contemplated Transactions. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly and validly executed and delivered by each of Parent and Merger Sub and, assuming this Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly authorized, executed and delivered by the other parties thereto, this Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with their respective terms, except as limited by applicable Bankruptcy and Equity Principles. The Exchange Shares have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable, issued free from preemptive rights, free and clear of all Encumbrances (other than those created or incurred by any Shareholder) and in compliance with applicable U.S. state and federal securities Laws.

Section 5.4     Consents and Approvals; No Violations. None of the execution or delivery of any of the Transaction Documents by Parent or Merger Sub, the performance by Parent or Merger Sub of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by Parent or Merger Sub will (a) violate any provision of the organizational or governing documents of Parent or Merger Sub, (b) require it to obtain or make any consent, waiver, approval, exemption, declaration, license, authorization or permit of, or registration or filing with or notification to, any Governmental Entity, except for such consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications which are listed in Section 5.4 of the Parent Disclosure Schedule (the “Parent Consents”), (c) require a consent under, result in a material violation or material breach of, constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation, amendment or acceleration or any obligation) under, or result in the creation of any Encumbrance on any of the properties or assets of Parent or Merger Sub pursuant to, any of the terms, conditions or provisions of any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets is bound, (d) violate any Law of any Governmental Entity applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets is bound or (e) require Parent to obtain the approval of any holders of any of its capital stock by Law, Parent’s certificate of incorporation or bylaws or otherwise in order for Parent and Merger Sub to consummate the Merger, the Share Exchange and the Contemplated Transactions, except for the approval by the stockholders of Parent of an amendment to Parent’s certificate of incorporation to increase the number of authorized shares of Parent Common Stock (the “Parent Stockholder Approval Matter”).

Section 5.5     Litigation. There is no material action, suit, proceeding or investigation pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective properties by or before any Governmental Entity. Neither Parent nor Merger Sub is subject to any outstanding injunction, writ, judgment, order or decree of any Governmental Entity. There is no action, suit or proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub by or before any Governmental Entity that questions the validity of any of the Transaction Documents or any action to be taken in connection with the consummation of any of the Contemplated Transactions or would otherwise prevent or materially delay the consummation of any of the Contemplated Transactions.

Section 5.6     Brokers and Finders. Neither Parent nor Merger Sub has employed any investment banker, broker or finder or incurred any liability for any investment banking fees, brokerage fees, commissions or finders’ fees in connection with any of the Contemplated Transactions for which the Company or any of the Shareholders would be liable.

Section 5.7     Sufficient Funds. Parent will have sufficient cash on hand to fund the Closing Cash Payment and consummate the Contemplated Transactions at the Closing.

Section 5.8     Solvency. Assuming (a) that the Company and the Subsidiaries are Solvent immediately prior to the Effective Time, (b) the accuracy and completeness of the representations and warranties of the Company set forth in Article III and the Shareholders in Article IV, and (c) that the Company Financials fairly present in all material respects the financial condition of the Company and the Subsidiaries as of the end of the periods covered thereby and the results of operations of the Company and the Subsidiaries for the periods covered thereby, and after giving effect to the Contemplated Transactions, including the payment of the Merger Consideration and the Share Exchange, each of Parent and Merger Sub will be Solvent as of the Effective Time and immediately after the consummation of the Contemplated Transactions. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person means that, as of the applicable date of determination, (i) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (A) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancings, or a combination thereof, to meet its obligations as they become due.

Section 5.9     Investigation. Each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company and each of the Shareholders in this Agreement, it is not relying on any representation or warranty by the Company or any other Person in entering into this Agreement (and will not rely on any other representation or warranty in effecting the Closing). Each of Parent and Merger Sub acknowledges that neither the Company nor any other Person has made any representation or warranty as to the future prospects (financial or otherwise) of the Company or the Subsidiaries in this Agreement, except as otherwise expressly set forth herein. For the avoidance of doubt, the foregoing is not intended to limit the ability of a Parent Indemnified Party to make a claim arising out, based upon or related to fraud and shall not be given any effect in the case of fraud.

Section 5.10     SEC Filings; Financial Statements.

(a)     Parent has filed or furnished all forms, reports, statements and other documents (including all exhibits, supplements and amendments thereto) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2013 (such documents, together with all exhibits and schedules thereto and all information incorporated therein by reference, the “SEC Reports”). Each SEC Report (including any financial statements or schedules included therein) (i) as of its date of filing or, if applicable, as of the time of its most recent amendment, complied in all material respects with, to the extent in effect at such time, the requirements of the Securities Act or the Exchange Act, as the case may be, including, in each case, the rules and regulations promulgated thereunder, and (ii) as of its date of filing (and, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading. To the extent required by the Securities Act or the Exchange Act, Parent has amended or updated each SEC Report to correct any untrue statements of material fact or omissions of statements of material facts.

(b)     Each of the financial statements (including, in each case, any notes and schedules thereto) included or incorporated by reference in the SEC Reports (collectively, the “Parent Financials”) fairly presents in all material respects the consolidated financial position, results of operations, cash flows and changes in stockholders’ equity of Parent and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (except that the unaudited interim statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and have been prepared in all material respects in accordance with the applicable rules and regulations promulgated by the SEC and GAAP, except, in each case, as indicated in such statements or in the notes thereto.

(c)     Except (i) to the extent set forth, disclosed in, provided for, reflected in or otherwise described in the balance sheet of Parent included in the SEC Report last filed prior to the date hereof, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the last balance sheet referred to in the preceding clause (i), or (iii) for liabilities and obligations incurred in connection with this Agreement, any of the Contemplated Transactions or any financing to be obtained by Parent in connection therewith, Parent does not have any liabilities or obligations that have or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11     Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or any of the Contemplated Transactions, since March 31, 2014, there has not been any change, circumstance or event which has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12     No Merger Sub Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the Contemplated Transactions. Merger Sub has no subsidiaries. All shares of Merger Sub are owned by Parent.

Section 5.13     Proxy Statement. None of the information included or incorporated by reference in the Proxy Statement will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, either at the date the Proxy Statement is first mailed to Parent’s stockholders, at the time of the Stockholders Meeting, or at the time of any amendment or supplement thereof; provided, however, that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied in writing (including electronically) by the Company, any Shareholder or any of their Representatives or Affiliates in connection with the preparation of the Proxy Statement for inclusion or incorporation by reference therein.

Section 5.14     No Other Representations or Warranties. Except for the representations and warranties contained in this Article V, neither Parent, Merger Sub nor any other Person makes any representations or warranties, and Parent and Merger Sub hereby disclaim any other representations or warranties, whether made by any of them or any officer, director, employee, agent or representative of Parent, Merger Sub or any other Person, with respect to this Agreement or any of the Contemplated Transactions. For the avoidance of doubt, the foregoing is not intended to limit the ability of a Shareholder Indemnified Party to make a claim arising out, based upon or related to fraud and shall not be given any effect in the case of fraud.

ARTICLE VI
COVENANTS

Section 6.1     Conduct of the Business of the Company Pending the Closing. Except as otherwise expressly provided by this Agreement or with the prior written consent of Parent, during the period between the date of this Agreement and the Closing, the Company will, and will cause each of the Subsidiaries to, and the Shareholders will cause each of the Company and the Subsidiaries to, conduct its business and operations in the ordinary and usual course of business, in substantially the same manner as heretofore conducted, and use commercially reasonable efforts consistent therewith to preserve intact its properties, assets and business organization, to keep available the services of its officers, employees, consultants and contractors and to maintain its business relationships with customers, suppliers, distributors and others having commercially beneficial business relationships with it. Without limiting the generality of the foregoing, the Company will not, and will cause each of the Subsidiaries not to, and the Shareholders will cause each of the Company and the Subsidiaries not to, prior to the Closing, without the prior written consent of Parent:

(a)     issue, sell or pledge, or authorize or propose the issuance, sale or pledge of, any (i) additional shares of capital stock or other equity interests, or securities convertible into or exchangeable for any such shares or interests, or any rights, warrants or options to acquire any such shares or interests or other convertible or exchangeable securities, or (ii) other securities in respect of, in lieu of, or in substitution for, any shares of capital stock or other equity interests outstanding on the date hereof;

(b)     split, combine or reclassify any shares of its capital stock or other equity interests;

(c)     declare or pay any dividend or distribution to any Person;

(d)     redeem, purchase or otherwise acquire any outstanding shares of capital stock or other equity interests;

(e)     propose or adopt any amendment to any of its organizational or governing documents;

(f)     (i) incur or assume any long-term or short-term debt or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person; (iv) pledge or otherwise encumber any shares of its capital stock or other equity interests; (v) Transfer or permit to be Transferred any shares of capital stock or other equity interests of the Company or any Subsidiary; or (vi) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Encumbrance thereupon;

(g)     (i) increase in any manner the rate or terms of compensation or benefits of any of its directors, officers, employees, consultants or contractors, except for increases to employees (other than officers), consultants or contractors made in the ordinary course of business consistent with past practice, (ii) pay or agree to pay any pension, retirement allowance or other benefit not required or permitted by any existing Benefit Plan or Employee Arrangement to any director, officer, employee, consultant or contractor, whether past or present, or (iii) adopt, enter into, terminate or amend any Benefit Plan or Employee Arrangement, other than Employee Arrangements with new employees entered into, or Employee Arrangements with employees terminated, in the ordinary course of business consistent with past practice;

(h)     acquire, sell, lease or dispose of any assets outside the ordinary and usual course of business consistent with past practice;

(i)      acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or entity or division thereof or any equity interest therein;

(j)      settle or compromise any pending or threatened suit, action, proceeding or, other than in the ordinary course of business consistent with past practice, claim;

(k)     fail to comply in any material respect with any Law or Permit applicable to it or any of its assets or allow any Permit to lapse;

(l)      sell, dispose of, or permit to lapse, or, other than in the ordinary course of business consistent with past practice, license, any rights to any material Intellectual Property (including any Nadaud Intellectual Property);

(m)     change any of its banking or safe deposit arrangements;

(n)     fail to maintain its books, accounts and records in the ordinary course on a basis consistent with prior years or make any change in the accounting principles, methods or practices used by it;

(o)     amend, modify, waive any material provision of (other than amendments, modifications or waivers in the ordinary course of business consistent with past practice) or terminate any Material Contract or enter into any Contract which, if entered into prior to the date hereof, would have been a Material Contract;

(p)      make any capital expenditures in excess of $10,000 in the aggregate;

(q)     satisfy, discharge, waive or settle any liabilities, other than in the ordinary course of business consistent with past practice;

(r)     (i) fail to timely file any Tax Return that is due, (ii) file any amended Tax Return or claim for refund, (iii) consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, (iv) make any Tax election, or (v) settle or compromise any Tax liability; or

(s)     Take, propose to take, or agree in writing or otherwise to take any of the actions described in this Section 6.1 or any action that would make any of the representations or warranties contained in this Agreement untrue, incomplete or incorrect in any material respect.

Section 6.2     Access to Information. From the date of this Agreement to the Closing, the Company will (a) give Parent and its authorized Representatives reasonable access to all personnel, books, records, offices and other facilities and properties of the Company and the Subsidiaries, (b) permit Parent and its authorized Representatives to make such inspections thereof as Parent may reasonably request and (c) cause the officers and employees of the Company and the Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business and operations of the Company and the Subsidiaries as Parent may from time to time reasonably request; provided, however, that all access under this Section 6.2 shall be conducted at a reasonable time, during normal business hours, on reasonable advance notice and in such a manner as not to interfere unreasonably with the operation of the business of the Company and the Subsidiaries. All such information and access shall be subject to the terms and conditions of the Mutual Confidential Disclosure Agreement, dated August 8, 2014, between Parent and b-pack, Inc. (the “Confidentiality Agreement”). No investigation under this Section 6.2 shall affect or be deemed to modify any of the representations or warranties made by the Company or any of the Shareholders in this Agreement.

Section 6.3     Disclosure Supplements. From time to time prior to the Closing, the Company will supplement or amend the Company Disclosure Schedule with respect to any matter hereafter arising or of which the Company becomes aware after the date hereof which, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Schedule or which is necessary to complete or correct any information in the Company Disclosure Schedule or in any representation or warranty which has been rendered inaccurate thereby. No such supplement or amendment shall be given effect for purposes of determining the satisfaction of the conditions set forth in Article VIII hereof.

Section 6.4     Consents and Approvals. Each of the parties hereto shall use its commercially reasonable efforts to obtain as promptly as practicable all consents, waivers, approvals, exemptions, licenses and authorizations required to be obtained from any Person or Governmental Entity in connection with the consummation of any of the Contemplated Transactions; provided, however, that no party is required to make any payment to any Person or Governmental Entity to obtain any consents, waivers, approvals, exemptions, licenses or authorizations.

Section 6.5     Filings. Promptly after the execution of this Agreement, each of the parties hereto shall prepare and make or cause to be made any required filings, registrations, submissions and notifications under the Laws of any jurisdiction to the extent necessary to consummate any of the Contemplated Transactions.

Section 6.6     Further Assurances.

(a)     Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take or cause to be taken all actions, and to do or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions. In furtherance and not in limitation of the covenants of the parties contained in this Section, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any Contemplated Transaction, each of Parent, Merger Sub, the Company and the Shareholders will cooperate in all respects with each other and use his or its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of any of the Contemplated Transactions; provided, however, that no party is required to make any payment to any Person (other than its Representatives) in connection with the foregoing.

(b)     The Company and the Shareholders will use their commercially reasonable efforts to have employees of the Company and the Subsidiaries identified by Parent execute and deliver to Parent a non-competition and non-solicitation agreement, subject to French or U.S. Law, as applicable, containing restrictions similar to those set forth in Section 7.5(a) and (b) of this Agreement, provision for injunctive relief and indemnification for breaches of such agreement and otherwise containing Parent’s customary terms and conditions. In addition, the Company and the Shareholders will use their commercially reasonable efforts to have employees of the Company and the Subsidiaries identified by Parent on or before the Closing Date execute and deliver to Parent a confidentiality and assignment of inventions agreement containing Parent’s customary terms and conditions, a copy of which has been provided to each of the Shareholders before the date hereof. Notwithstanding the foregoing, in no event is the Company or any Shareholder required to make any payment to employees of the Company and the Subsidiaries in connection with the foregoing.

(c)     Without further consideration hereunder, Nadaud agrees to execute and deliver, to such entity(ies) as directed by Parent (which, on the Closing Date, shall either be Parent or a direct or indirect wholly owned subsidiary of Parent), any and all documents and instruments, and to perform any acts, that may be deemed necessary or advisable by Parent to transfer, assign, vest, record, perfect, support and/or confirm the rights to the Nadaud Intellectual Property in and to such entity(ies), including such assignments, agreements and limited powers of attorney as may be deemed necessary or advisable by Parent to record or effectuate the transfer of the Nadaud Intellectual Property in the United States of America or any applicable foreign jurisdiction. The foregoing is hereinafter referred to as the “Nadaud Intellectual Property Transfer”.

(d)     The Company shall use its reasonable best efforts to (i) purchase from each of the shareholders of b-pack Services (the “b-pack Services Shareholders”) all of the shares of capital stock of b-pack Services owned by each such b-pack Services Shareholder, for a purchase price not to exceed the amount set forth next to each such b-pack Services Shareholder’s name on Section 6.6(d) of the Company Disclosure Schedule and otherwise on such terms and conditions as are acceptable to Parent (the “b-pack Services Share Sale”; the aggregate purchase price paid to all of the b-pack Services Shareholders in connection with the consummation of the b-pack Services Share Sale is hereinafter referred to as the “b-pack Services Purchase Price”), (ii) cause each of the b-pack Services Shareholders to execute and deliver a settlement and release agreement in a form acceptable to Parent, and (iii) convert b-pack Services to a société par actions simplifiée in a manner satisfactory to Parent following the b-pack Services Share Sale.

Section 6.7     Appointments. As of the Effective Time, Parent and Merger Sub, as applicable, shall cause the individuals listed as directors and officers in Section 1.5 of the Parent Disclosure Schedule to be elected or appointed to the positions set forth therein.

Section 6.8     Conduct of the Business of Parent Pending the Closing. Except as otherwise expressly provided by this Agreement or with the prior written consent of the Company, during the period between the date of this Agreement and the Closing, Parent covenants and agrees that it shall not (a) amend its certificate of incorporation or bylaws in a manner materially adverse to the Shareholders, except that, for the avoidance of doubt, the foregoing will not prevent Parent from amending its certificate of incorporation (without such consent) to increase its authorized share capital; or (b) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any of its capital stock, other than dividends or distributions payable by a directly or indirectly wholly owned subsidiary of Parent to Parent or to another directly or indirectly wholly owned subsidiary of Parent.

Section 6.9     Proxy Statement.

(a)     Parent shall, in accordance with applicable Law: (i) prepare and file with the SEC a preliminary proxy statement relating to, among other matters, the Parent Stockholder Approval Matter (including any amendments or supplements thereto, the “Preliminary Proxy Statement”); (ii) respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Preliminary Proxy Statement (including filing as promptly as reasonably practicable any amendments or supplements thereto necessary to be filed in response to any such comments or as required by Law); and (iii) cause a definitive proxy statement relating to, among other matters, the Parent Stockholder Approval Matter (including any amendments or supplements thereto, the “Proxy Statement”) to be filed with the SEC and mailed to its stockholders after the date that the SEC confirms it has no further comments.

(b)     Parent shall, in accordance with applicable Law, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders Meeting”) to, among other matters, consider and take action upon the approval of the Parent Stockholder Approval Matter. Parent shall (i) use commercially reasonable efforts to solicit the approval of the Parent Stockholder Approval Matter by the stockholders of Parent, and (ii) include in the Proxy Statement the recommendation of the Board of Directors of Parent that the stockholders of Parent approve the Parent Stockholder Approval Matter. The foregoing shall not prevent Parent from adjourning or postponing the Stockholders Meeting as and to the extent deemed necessary or advisable by the Board of Directors of Parent.

ARTICLE VII
ADDITIONAL AGREEMENTS

Section 7.1     Acquisition Proposals. Neither the Company nor the Shareholders will, nor will any of them authorize or permit any officer, director, employee, consultant or contractor or any investment banker, attorney, accountant or other agent or Representative of any of the Company, the Subsidiaries or the Shareholders acting on any of their behalf to, directly or indirectly, (a) solicit, initiate or intentionally encourage the submission of any Acquisition Proposal or (b) participate in any discussions or negotiations regarding, or furnish to any Person any information in respect of, or take any other action to facilitate, any Acquisition Proposal or any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Immediately after the execution and delivery of this Agreement, each of the Company and the Shareholders will, and will cause its officers, directors, employees, investment bankers, attorneys, accountants and other agents and Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore in respect of any possible Acquisition Proposal and will promptly inform Parent of the receipt of any subsequent Acquisition Proposal. Each of the Company and the Shareholders will take all necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 7.1 of the obligations undertaken in this Section 7.1. “Acquisition Proposal” means an inquiry, offer or proposal regarding any of the following (other than the Contemplated Transactions) involving any of the Company or the Subsidiaries: (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction; (ii) any sale of shares of capital stock or other equity interests or securities, (iii) any sale, lease, exchange, mortgage, pledge, Transfer or other disposition of all or any material portion of its assets in a single transaction or series of transactions; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Section 7.2     Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company and the Shareholders, on the other hand, will consult with one another before issuing any press release or otherwise making any public statements in respect of any of the Contemplated Transactions, including the Merger, and will not issue any such press release or make any such public statement without the prior written consent of the other party (which may be given by the Shareholders’ Agent on behalf of the Shareholders); provided, however, that (a) following the execution of this Agreement, Parent shall determine, in its sole discretion, whether or not to issue any public announcement with respect to the Contemplated Transactions and the content thereof (provided, however, that Parent shall consult with and consider any comments from the Shareholders’ Agent regarding the content of any such announcement) and (if Parent so chooses, in its sole discretion) may issue such public announcement, and (b) any party may at any time make disclosures regarding the Contemplated Transactions if it is advised by legal counsel that such disclosure is required under applicable Law or by a Governmental Entity or any listing agreement with a public securities exchange, in which case the disclosing party will consult with the other parties hereto prior to such disclosure.

Section 7.3     Indemnification.

(a)    Indemnification by the Shareholders. Subject to the other terms of this Section 7.3, the Shareholders will, jointly and severally, defend, indemnify and hold harmless Parent and the Surviving Entity (collectively, the “Parent Indemnified Parties”), from and against and in respect of any and all losses, liabilities, obligations, claims, actions, damages, judgments, penalties, fines, settlements and expenses, including reasonable attorneys’ fees (collectively, “Losses”), incurred by any of the Parent Indemnified Parties arising out of, based upon or related to (i) any inaccuracy or breach of any of the representations or warranties made by the Company or any of the Shareholders in this Agreement, (ii) any breach of or failure to comply with any covenant or agreement made by the Company or any of the Shareholders in this Agreement, (iii) the Working Capital Deficit, (iv) any claim by any of the b-pack Services Shareholders (as hereinafter defined) relating to the Company, any of the Subsidiaries, any of the Parent Indemnified Parties and/or any of the Contemplated Transactions, including the b-pack Services Share Sale (as hereinafter defined) (but in the case of this clause (iv), such indemnification shall not include amounts paid in settlement of up to 160,000 Euro of, and court costs and attorneys’ fees incurred in connection with, any action, suit or proceeding related to the b-pack Services Share Sale), or (v) any Company Taxes for any Tax period (or portion thereof) ending on or prior to the Closing Date, excluding 50% of any Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions. “Transfer Taxes” shall mean any transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees.

(b)     Indemnification by Parent. Subject to the other terms of this Section 7.3, Parent will defend, indemnify and hold harmless the Shareholders (collectively, the “Shareholder Indemnified Parties”) from and against and in respect of any and all Losses incurred by any of the Shareholder Indemnified Parties arising out of, based upon or related to (i) any inaccuracy or breach of any of the representations or warranties made by Parent or Merger Sub in this Agreement, (ii) any breach of or failure to comply with any covenant or agreement made by Parent or Merger Sub in this Agreement, or (iii) the Working Capital Surplus.

(c)     Indemnification Procedure.

(i)     The Person seeking indemnification under this Section 7.3 (the “Indemnified Party”) shall give to the party(ies) from whom indemnification is sought (the “Indemnifying Party”) prompt written notice (in the case of indemnification under Section 7.3(a), such notice shall be given to the Shareholders’ Agent) of any third-party claim which may give rise to any indemnity obligation under this Section 7.3, and the Indemnifying Party will have the right to assume the defense of any such claim through counsel of its own choosing, by so notifying the Indemnified Party within 10 days of receipt of the Indemnified Party’s written notice; provided, however, that such counsel shall be reasonably satisfactory to the Indemnified Party. Failure of the Indemnified Party to give prompt notice shall not affect the Indemnifying Party’s indemnification obligations hereunder except to the extent the Indemnifying Party is materially prejudiced by such failure. If the Indemnified Party desires to participate in any such defense assumed by the Indemnifying Party, it may do so at its sole cost and expense; provided, however, that the Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if, in the reasonable judgment of counsel to the Indemnified Party, a conflict or potential conflict exists, or there are separate or additional defenses available to the Indemnified Party, that would make such separate representation advisable. If the Indemnifying Party declines to assume any such defense or fails to diligently pursue any such defense, then the Indemnifying Party will be liable for all reasonable costs and expenses incurred by the Indemnified Party in connection with investigating, defending, settling and/or otherwise dealing with such claim, including reasonable fees and disbursements of counsel. The parties hereto agree to cooperate with each other in connection with the defense of any such claim. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle, compromise, or consent to the entry of any judgment with respect to any such claim, unless such settlement, compromise or judgment (A) does not result in the imposition of a consent order, injunction or decree that would restrict the future activity or conduct of the Indemnified Party or any Affiliate thereof, (B) does not involve any remedies other than monetary damages, and (C) includes an unconditional release of the Indemnified Party and its Affiliates for all liability arising out of such claim and any related claim. The Indemnified Party will not, without the prior written consent of the Indemnifying Party, which will not be unreasonably withheld, delayed or conditioned, settle, compromise, or consent to the entry of any judgment with respect to any such claim.

(ii)     If an indemnification claim by any Indemnified Party is not disputed by the Indemnifying Party within 20 days after the Indemnifying Party’s having received written notice thereof, or has been resolved by a Law of a Governmental Entity, by a settlement of the indemnification claim in accordance with Section 7.3(c)(i), by agreement of the Indemnified Party and the Indemnifying Party or by the determination of the Final Working Capital Amount as provided in Section 2.2(c) (any of the foregoing, a “Resolution”), then (A) in the case of indemnification under Section 7.3(b), Parent will pay to the Shareholder Indemnified Party promptly following such Resolution an amount equal to the Losses of such Shareholder Indemnified Party as set forth in such Resolution, which, in the case of indemnification by Parent under Section 7.3(b)(iii) and in the event that the payment of cash to the Shareholder Indemnified Parties in satisfaction thereof would reasonably be expected to adversely impact the tax treatment of the Merger to the Shareholders, shall be satisfied by the delivery to the Shareholders of Parent Common Stock valued using the Resolution Date VWAP (as defined below), or (B) in the case of indemnification under Section 7.3(a), the Shareholders will pay to the Parent Indemnified Party promptly following such Resolution an amount equal to the Losses of such Parent Indemnified Party as set forth in such Resolution; provided, that, notwithstanding anything to the contrary in Section 7.3(c)(iii), at the election of the Shareholders, Losses of the Parent Indemnified Parties in excess of the amount of the Representations Claims Cap (as defined below) may be satisfied by the delivery by the Shareholders to Parent of Parent Common Stock valued using the Resolution Date VWAP.

(iii)     In lieu of an escrow arrangement, Parent may reacquire up to an aggregate of one-third of the Exchange Shares (the “Indemnification Shares”) from the Shareholders (with such reacquisition to be effected on a pro rata basis among the Shareholders based on the number of Exchange Shares received by each) to satisfy any Losses of any Parent Indemnified Party that are the subject of a Resolution at any time during the 18-month period following the Closing Date (the “Holding Period”). In such event, the Indemnification Shares will be valued using the average of the VWAP of the Parent Common Stock for the 30 consecutive trading days immediately prior to the date of the Resolution (the “Resolution Date VWAP”). The Shareholders agree and consent to Parent (A) entering stop transfer instructions with its transfer agent and registrar against the transfer of the Indemnification Shares during the Holding Period and (B) instructing its transfer agent and registrar to cancel on its books and records any Indemnification Shares to be reacquired by Parent hereunder. The provisions of this Section 7.3(c)(iii) do not preclude a Parent Indemnified Party from looking directly to the Shareholders for payment of any Losses as provided in Section 7.3(c)(ii).

(d)     Limitations.

(i)       The foregoing indemnification obligations under Section 7.3(a)(i) and 7.3(b)(i) will survive the consummation of the Merger until the eighteen (18)-month anniversary of the Closing Date; provided, however, that the right to indemnification arising out of, based upon or related to any inaccuracy or breach of any of the representations or warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.5, 3.13, 3.15, 3.17, 3.19, 3.20, 3.21, 4.1, 4.2, 4.3, 4.5, 4.6, 5.1, 5.2, 5.3, 5.4, 5.6 and the first sentence of Section 3.14(a) will survive until 60 days after the expiration of the applicable statute of limitations, including any extensions thereof, but in no event for a period greater than six (6) years after the Closing Date; and provided, further, that claims first asserted in writing within the applicable survival period will not thereafter be barred.

(ii)      Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 7.3(d)(ii)), the Shareholders will have no liability to the Parent Indemnified Parties for indemnification claims brought under Section 7.3(a)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $100,000 in the aggregate, and then the Parent Indemnified Parties will be entitled to recover all such amounts in excess of this $100,000 (which threshold, for the avoidance of doubt, will be determined by aggregating all such indemnification claims rather than on a per claim basis).

(iii)     (A) Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Representations Claims Cap), the maximum liability of the Shareholders for any and all Losses in respect of indemnification claims brought under Section 7.3(a)(i) shall be limited to an amount equal to $1,250,000 (the “Representations Claims Cap”) and (B) except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation (none of which will be counted towards the Aggregate Claims Cap), the maximum liability of the Shareholders for any and all Losses in respect of indemnification claims brought under Section 7.3(a) (other than claims subject to the Shareholders’ Representations Claims Cap) shall be limited to an amount equal to the sum of (I) $1,250,000 plus (II) the value of the Exchange Shares, determined by multiplying the total number of Exchange Shares by the Resolution Date VWAP (the “Aggregate Claims Cap”).

(iv)     Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which are subject to the limitations in this Section 7.3(d)(iv)), Parent will have no liability to the Shareholder Indemnified Parties for indemnification claims brought under Section 7.3(b)(i) until the total amount of Losses in respect of indemnification claims under such section exceeds $100,000 in the aggregate, and then the Shareholder Indemnified Parties will be entitled to recover all such amounts in excess of this $100,000 (which threshold, for the avoidance of doubt, will be determined by aggregating all such indemnification claims rather than on a per claim basis).

(v)     (A) Except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation, or any indemnification claims arising out of, based upon or related to any of the Fundamental Representations (none of which will be counted towards the Representations Claims Cap), the maximum liability of Parent for any and all Losses in respect of indemnification claims brought under Section 7.3(b)(i) shall be limited to an amount equal to the Representations Claims Cap, and (B) except for any indemnification claims arising out of, based upon or related to fraud or intentional misrepresentation (none of which will be counted towards the Aggregate Claims Cap), the maximum liability of Parent for any and all Losses in respect of indemnification claims brought under Section 7.3(b) (other than claims subject to Parent’s Representations Claims Cap) shall be limited to an amount equal to the Aggregate Claims Cap.

(vi)     The right of an Indemnified Party to indemnification hereunder will not be affected by any investigation conducted, or any knowledge acquired (or capable or being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy of, or compliance with, any of the representations, warranties, covenants or agreements set forth in this Agreement, except that, in such event, an Indemnified Party will not be entitled to indemnification with respect to any inaccuracy or breach of any representation, warranty, covenant or agreement that would result in the failure of a condition set forth in Article VIII if (i) the Indemnifying Party provided notice under Section 7.4 with respect to such inaccuracy or breach and (ii) the failure of such condition provides the Indemnified Party the right to terminate this Agreement under Article IX (without regard to notices or cure periods) or the ability to not consummate the Contemplated Transactions.

(vii)     For purposes of this Section 7.3, the terms “material”, “Company Material Adverse Effect” and “Parent Material Adverse Effect”, as such terms are used in any representation or warranty contained in Article III, IV or V, shall be disregarded and, for purposes of this Section 7.3, such representations and warranties shall be deemed to be not qualified by such terms.

(viii)    Notwithstanding anything to the contrary contained in this Section 7.3, the Shareholders shall not have any liability with respect to indemnification claims related solely to the inaccuracy or breach by an individual Shareholder of any of his representations or warranties under Article IV or covenants under Section 7.5, and the Shareholder responsible for such inaccuracy or breach will be liable for the full amount of the related indemnification claims, subject to the other limitations set forth in this Section 7.3(d).

(ix)      In calculating the amount of Losses recoverable pursuant to this Section 7.3, the amount of such Losses shall be reduced by (A) any insurance proceeds actually received by the Indemnified Party from any unaffiliated insurance carrier offsetting the amount of such Loss, net of any expenses incurred by the Indemnified Party in obtaining such insurance proceeds (including the payment of a deductible with respect to the same and any premium increase directly attributable thereto), and (B) any recoveries actually received by the Indemnified Party from other Persons pursuant to indemnification (or otherwise) with respect thereto, net of any expenses incurred by the Indemnified Party in obtaining such payment. If any Losses for which indemnification payments have actually been received by the Indemnifying Party hereunder are subsequently reduced by any insurance payment or other recovery actually received from another Person, the Indemnified Party shall promptly remit the amount of such recovery to the applicable Indemnifying Party (up to the amount of the payment by the applicable Indemnifying Party, after deducting therefrom the full amount of the expenses incurred by such Indemnified Party (i) in procuring such recovery or (ii) in connection with such indemnification to the extent required to be, but which have not been, paid or reimbursed).

(x)      Following the Closing Date, the sole and exclusive remedy of the Parent Indemnified Parties and the Shareholder Indemnified Parties for any of the matters set forth in this Section 7.3 shall be indemnification in accordance with this Section 7.3, except with respect to any claim arising out of, based upon or related to fraud or intentional misrepresentation or a breach of any of the covenants set forth in Section 7.5. Each Indemnified Party entitled to indemnification hereunder shall use commercially reasonable efforts to mitigate Losses for which it seeks indemnification hereunder, and the costs and expenses incurred in connection with such mitigation efforts shall be deemed Losses for purposes of this Section 7.3.

(e)     The parties to this Agreement agree to treat any indemnity payment made pursuant to Section 7.3 as an adjustment to the aggregate Merger Consideration for U.S. federal, state, local and foreign income tax purposes.

Section 7.4     Notification of Certain Matters. From the date of this Agreement to the Closing, the Company or the Shareholders’ Agent (on behalf of the applicable Shareholder(s)), as applicable, will give prompt notice to Parent, and Parent will give prompt notice to the Company and the Shareholders’ Agent, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty made by it contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing, (b) any failure of the Company, any Shareholder, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (c) any notice or other communication received from any third party alleging that the consent of such third party is or may be required in connection with any of the Contemplated Transactions, (d) in the case of the Company, any facts or circumstances that could reasonably be expected to result in a Company Material Adverse Effect, or (e) in the case of Parent, any facts or circumstances that could reasonably be expected to result in a Parent Material Adverse Effect; provided, however, that the delivery of any notice pursuant to this Section 7.4 will not cure such breach or non-compliance or limit or otherwise affect the rights, obligations or remedies available hereunder to the party receiving such notice.

Section 7.5     Non-Competition. As a material inducement to Parent’s consummation of the Contemplated Transactions, including Parent’s acquisition of the goodwill associated with the business of the Company and the Subsidiaries, each of the Shareholders agrees as follows:

(a)     Such Shareholder will not, for a period of two (2) years following the Closing Date (computed by excluding from such computation any time during which such Shareholder is found by a court of competent jurisdiction to have been in violation of any provision of this Section 7.5(a)) (the “Restricted Period”), directly or indirectly, for himself or on behalf of or in conjunction with any other Person, engage in, invest in or otherwise participate in (whether as an owner, employee, officer, director, manager, consultant, independent contractor, agent, partner, advisor, or in any other capacity) any business that competes with the business of any of the Company, the Subsidiaries or the Surviving Entity (such business, the “Restricted Business”) in any Restricted Area, or at any time following the Closing Date make any use of any Company Intellectual Property other than in connection with the business of any of the Company, the Subsidiaries or the Surviving Entity. Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit the acquisition as a passive investment of not more than two percent (2%) of the capital stock of a competing business whose stock is traded on a national securities exchange or over-the-counter and shall not be deemed to prohibit the acquisition of any capital stock of Parent.

(b)     Such Shareholder will not, for a period of two (2) years following the Closing Date (computed by excluding from such computation any time during which such Shareholder is found by a court of competent jurisdiction to have been in violation of any provision of this Section 7.5(b)), directly or indirectly, for himself or on behalf of or in conjunction with any other Person, (i) solicit or hire (or assist or encourage any other Person to solicit or hire), or otherwise interfere in any manner with the employment or consulting relationship of, any Person who is an employee or consultant of any of Parent, the Company, the Subsidiaries, the Surviving Entity or any of Parent’s other subsidiaries (each, a “Restricted Entity”), other than by general public advertisement or other such general solicitation not specifically targeted at any such Person, (ii) induce or request any customer of any Restricted Entity to reduce, cancel or terminate its business with a Restricted Entity or otherwise interfere in any manner in any Restricted Entity’s business relationship with any of its customers, or (iii) solicit or accept business from any customer of any Restricted Entity in connection with a Restricted Business. For purposes of this Section 7.5(b), a Person shall be deemed to be an employee, consultant or customer of any Restricted Entity if any such relationship existed or exists at any time (A) during the thirty (30) days prior to the execution of this Agreement or (B) after the Closing Date and during the operation of this provision, and any such Person shall cease to have the applicable status one year after the termination of any such relationship.

(c)     Such Shareholder agrees that the foregoing covenants are reasonable with respect to their duration, geographic area and scope, to protect, among other things, Parent’s acquisition of the goodwill associated with the business of the Company and the Subsidiaries. If a judicial or arbitral determination is made that any provision of this Section 7.5 constitutes an unreasonable or otherwise unenforceable restriction against a Shareholder, then the provisions of this Section 7.5 shall be rendered void with respect to such Shareholder only to the extent such judicial or arbitral determination finds such provisions to be unenforceable. In that regard, any judicial or arbitral authority construing this Section 7.5 shall be empowered to sever any prohibited business activity, time period or geographical area from the coverage of any such agreements and to apply the remaining provisions of this Section 7.5 to the remaining business activities, time periods and/or geographical areas not so severed. Moreover, in the event that any provision, or the application thereof, of this Section 7.5 is determined not to be specifically enforceable, Parent shall nevertheless be entitled to recover monetary damages as a result of the breach of such agreement.

(d)     Such Shareholder acknowledges that he has carefully read and considered the provisions of this Section 7.5. Such Shareholder acknowledges that he has received and will receive sufficient consideration and other benefits to justify the restrictions in this Section 7.5. Such Shareholder also acknowledges and understands that these restrictions are reasonably necessary to protect interests of Parent, including protection of the goodwill acquired, and such Shareholder acknowledges that such restrictions will not prevent him from conducting businesses that are not included in the Restricted Business set forth in this Section 7.5 during the periods covered by the restrictive covenants set forth in this Section 7.5. Such Shareholder also acknowledges that the Contemplated Transactions constitute full and adequate consideration for the execution and enforceability of the restrictions set forth in this Section 7.5.

Section 7.6     Employee Matters.

(a)     The employees of the Company as of the Closing Date shall automatically become employees of the Surviving Entity at the same level of compensation and employee benefits (other than equity incentive arrangements) set forth in their respective employment contracts, subject to applicable provisions of French Law.

(b)     Parent shall reserve a total of 250,000 shares of Parent Common Stock underlying options to be granted to employees of the Company and the Subsidiaries other than the Shareholders and an additional 450,000 shares of Parent Common Stock underlying options to be granted to the Shareholders in accordance with the terms of their respective Employment Agreements. The options will be granted on or promptly following the Closing Date in accordance with an option schedule agreed to in writing by Parent and the Company prior to Closing. Parent agrees that it will file a Form S-8 registration statement on or prior to the Business Day immediately preceding the first date on which any option granted to the employees hereunder or to the Shareholders in connection with their Employment Agreements vests.

(c)     Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall alter or limit Parent’s, the Surviving Entity’s, the Company’s or any Subsidiary’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement as long as Parent otherwise satisfies its obligations under this Section 7.6, (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, or (iv) is intended to confer upon any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees) any right as a third-party beneficiary of this Agreement.

Section 7.7     Tax Covenants.

(a)     To the extent permitted under applicable Law, the Company and the Shareholders shall close or terminate (or cause to be closed or terminated), as of the close of business on the Closing Date, each Tax period relating to any Company Tax or Company Tax Return.

(b)     To the extent not filed prior hereto, the Shareholders’ Agent will prepare or cause to be prepared, in accordance with applicable Law and consistent with past practice of the Company, each Company Tax Return for each Pre-Closing Period. At least twenty (20) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), the Shareholders’ Agent will deliver such Company Tax Return to Parent. No later than five (5) days prior to the date on which a Company Tax Return for a Pre-Closing Period is due (after taking into account any valid extension), Parent may make reasonable changes and revisions to such Company Tax Return. The Shareholders’ Agent will cooperate fully in making any reasonable changes and revisions to any Company Tax Return for a Pre-Closing Period. At least three (3) days prior to the date on which a Company Tax Return (as reasonably revised by Parent) for a Pre-Closing Period is due (after taking into account any valid extension), the Shareholders will pay to Parent an amount equal to any Company Tax due with respect to such Company Tax Return, and Parent will file such Company Tax Return.

(c)     Parent will prepare and file each Company Tax Return for any Post-Closing Period or any Straddle Period in accordance with applicable Law. At least twenty (20) days prior to the date on which a Company Tax Return for a Straddle Period is due (after taking into account any valid extension), Parent will deliver such Company Tax Return to the Shareholders’ Agent. No later than five (5) days prior to the date on which a Company Tax Return for any Straddle Period is due (after taking into account any valid extension), the Shareholders’ Agent may make reasonable changes and revisions to such Company Tax Return. Parent will cooperate fully in making any reasonable changes and revisions to any Company Tax Return for any Straddle Period. At least three (3) days prior to the date on which such Company Tax Return (as reasonably revised by the Shareholders’ Agent) for a Straddle Period is due (after taking into account any valid extension), the Shareholders will pay to Parent an amount equal to the Company Tax on such Company Tax Return to the extent such Company Tax relates, as determined under Section 7.7(d), to the portion of such Straddle Period ending on and including the Closing Date.

(d)     In the case of a Company Tax payable for a Straddle Period, the portion of such Company Tax that relates to the portion of the Straddle Period ending on the Closing Date will (i) in the case of a Tax other than a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of all of the days in the Straddle Period; and (ii) in the case of a Tax based upon or related to income, employment, sales or other transactions, franchise or receipts, be deemed equal to the amount that would be payable if the Straddle Period ended on the Closing Date and such Tax was based on an interim closing of the books as of the close of business on the Closing Date.

(e)     Each party will promptly forward to the other a copy of all written communications from any Governmental Entity relating to any Company Tax or Company Tax Return for a Pre-Closing Period or Straddle Period. Upon reasonable request, each party will make available to the other all information, records and other documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period. The parties will preserve all information, records and other documents relating to a Company Tax or a Company Tax Return for a Pre-Closing Period or Straddle Period until the date that is six (6) months after the expiration of the statute of limitations applicable to the Company Tax or the Company Tax Return. Prior to transferring, destroying or discarding any information, records or documents relating to any Company Tax or any Company Tax Return for a Pre-Closing Period or Straddle Period, the applicable Shareholder will give to Parent reasonable written notice and, to the extent Parent so requests, such Shareholder will permit Parent to take possession of all such information, records and documents. In addition, the parties will cooperate with each other in connection with all matters relating to the preparation of any Company Tax Return or the payment of any Company Tax for a Pre-Closing Period or Straddle Period and in connection with any audit, action, suit, claim or proceeding relating to any such Company Tax or Company Tax Return, and Parent will have the right to control any such audit, action, suit, claim or proceeding. Nothing in this Section 7.7(e) will affect or limit any indemnity or similar provision or any representations, warranties or obligations of any of the parties. Each party will bear its own costs and expenses in complying with the provisions of this Section 7.7(e).

(f)     Parent and the Shareholders shall each be liable for and each shall pay when due fifty percent (50%) of all Transfer Taxes incurred in connection with this Agreement or any of the Contemplated Transactions. The party required by any legal requirement to file a Tax Return or other documentation with respect to such Transfer Taxes shall do so within the time period prescribed by Law, and the other party shall promptly reimburse such party for any Transfer Taxes for which the other party is responsible upon receipt of notice that such Transfer Taxes are payable. To the extent permitted by any applicable legal requirement, the parties hereto shall cooperate in taking reasonable steps to minimize any Transfer Taxes.

(g)     None of the Shareholders will make or request a refund of any Company Tax or with respect to any Company Tax Return or amend any Company Tax Return, unless Parent, in its reasonable discretion, consents in writing thereto. Parent will not be obligated to seek or request any refund of any Company Tax or amend any Company Tax Return, unless Parent is reimbursed for out-of-pocket costs incurred in preparing such Tax Return and Parent determines in its reasonable discretion that neither Parent nor any of its subsidiaries will be adversely impacted by filing such Tax Return.

(h)     Any Tax sharing or similar agreement with respect to or involving any of the Company or the Subsidiaries will be terminated as of the Closing Date, without liability to any party, and will have no further effect for any year (whether the current year, a future year or a past year). Any amounts payable under any Tax sharing or similar agreement will be cancelled as of the Closing Date, without any liability to any of the Company or the Subsidiaries.

Section 7.8     Shareholders’ Agent.

(a)     Each of the Shareholders hereby authorizes, directs and appoints Nadaud (the “Shareholders’ Agent”) to act as sole and exclusive agent, attorney-in-fact and representative of each Shareholder with respect to all matters arising under, in connection with or relating to this Agreement or any of the other Transaction Documents (except that, solely for purposes of this Section 7.8, Transaction Documents shall not be deemed to include the Employment Agreements), including (i) asserting, defending, prosecuting, litigating, arbitrating, negotiating, settling, releasing and resolving any matters, claims (including indemnification claims and claims for Losses), differences, disputes and controversies of any nature whatsoever under any of the Transaction Documents, (ii) provided that any such amendment or waiver does not disproportionately and adversely affect any Shareholder, entering into amendments of this Agreement and waivers of any of the provisions of this Agreement on behalf of the Shareholders, (iii) determining, giving and receiving notices and processes under any of the Transaction Documents, (iv) performing the rights and duties expressly assigned to the Shareholders’ Agent hereunder and under the other Transaction Documents, (v) engaging and employing agents and Representatives on behalf of the Shareholders and the Shareholders’ Agent in connection with all such matters under any of the Transaction Documents, (vi) entering into agreements (including releases) on behalf of the Shareholders with respect to any of the foregoing, and (vii) taking all actions and incurring all expenses as the Shareholders’ Agent shall reasonably deem necessary or prudent in connection with any of the foregoing; all on such terms and in such manner as he deems appropriate in his sole and absolute discretion. Any such actions taken, exercises of rights, power or authority, and any decision, determination, waiver, amendment or agreement made by the Shareholders’ Agent consistent herewith, shall be absolutely and irrevocably binding on each Shareholder as if such Shareholder personally had taken such action, exercised such rights, power or authority or made such decision, determination, waiver, amendment or agreement in such Shareholder’s individual capacity, and no Shareholder shall have the right to object, dissent, protest or otherwise contest the same. The Shareholders’ Agent will consult with each Shareholder prior to taking any action, and, in a reasonably prompt manner, provide written notice to each Shareholder of any action taken by the Shareholders’ Agent, pursuant to the authority delegated under this Section. Any action required to be taken by a Shareholder hereunder or under any of the other Transaction Documents or any such action which a Shareholder, at his or her election, has the right to take hereunder or under any of the other Transaction Documents, shall be taken only and exclusively by the Shareholders’ Agent and no Shareholder acting on his own shall be entitled to take any such action.

(b)     The appointment of the Shareholders’ Agent as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable.

(c)     The Shareholders’ Agent hereby accepts the foregoing appointment and agrees to serve in such capacity, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the Shareholders of reasonable out-of-pocket expenses incurred by the Shareholders’ Agent in his capacity as such. Each Shareholder hereby waives all actual or potential conflicts of interest arising out of the Shareholders’ Agent’s activities or authority as Shareholders’ Agent and his relationships with any of the Company, the Subsidiaries, the Surviving Entity or Parent (whether before or after the Closing), whether as an employee, consultant, agent, director, officer, shareholder or other Representative.

(d)     The Shareholders will severally indemnify and hold harmless the Shareholders’ Agent from and against any and all Losses arising out of actions taken or omitted to be taken pursuant to the provisions of this Section 7.8 and such other provisions of this Agreement as may be applicable (except in the case of the individual bad faith or willful misconduct of the Shareholders’ Agent), including the reasonable fees of attorneys, accountants and other advisors and all costs and expenses of investigation and defense of claims. The several liability of each Shareholder under this Section 7.8(d) will equal the amount of such Losses multiplied by a fraction, the numerator of which shall be the aggregate Merger Consideration to be received by such Shareholder as set forth on Section 2.1(c) of the Company Disclosure Schedule, and the denominator of which shall be the aggregate Merger Consideration to be received by all of the Shareholders (other than the Shareholders’ Agent) as set forth on Section 2.1(c) of the Company Disclosure Schedule.

(e)     Notwithstanding anything to the contrary contained in this Agreement, the Shareholders’ Agent shall have no liabilities, duties or responsibilities to the Shareholders except those expressly set forth herein or in any of the other Transaction Documents, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Shareholder shall otherwise exist against the Shareholders’ Agent. The Shareholders’ Agent shall not, by virtue of acting as Shareholders’ Agent or any of the actions taken in such capacity, be deemed to have assumed any liability or become responsible for any obligation of any Shareholder to any Person.

(f)     The Shareholders’ Agent may resign upon written notice to the Shareholders. In the event that the Person named in Section 7.8(a) is unable or unwilling to serve in such capacity under this Section 7.8 at any time, Xavier Pierre-Bez is hereby designated to serve as agent, attorney-in-fact and representative of each Shareholder under this Section 7.8 in the place of the Person who is unable or unwilling to so serve. Such successor agent, attorney-in-fact and representative shall thereupon succeed to and become vested with all the rights, powers, privileges and duties under this Section 7.8 of the Person unable or unwilling to so serve.

(g)     Each of Parent, the Company, the Subsidiaries and the Surviving Entity (i) will be fully protected in relying upon and will be entitled to rely upon, and will have no liability to the Shareholders with respect to, agreements, actions, decisions and determinations of the Shareholders’ Agent in connection with this Agreement or any of the Transaction Documents, and (ii) will be entitled to assume that all agreements, actions, decisions and determinations of the Shareholders’ Agent in connection with this Agreement or any of the Transaction Documents are fully authorized by and binding upon all of the Shareholders.

(h)     The Shareholders’ Agent shall not be liable to any of the Shareholders or any of their respective heirs, successors, assigns, personal representatives or Affiliates for any decisions made or actions taken or omitted to be taken by the Shareholders’ Agent, except in the case of bad faith or willful misconduct. The Shareholders’ Agent may consult with legal counsel of his own choice with respect to all such matters.

Section 7.9     U.S. Restructuring. Prior to the Closing, all of the outstanding shares of b-Pack, Inc. will be transferred and assigned to Parent or a direct or indirect wholly-owned subsidiary of Parent (the “U.S. Restructuring”).

ARTICLE VIII
CONDITIONS TO CONSUMMATION OF THE MERGER

Section 8.1     Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following conditions, any or all of which may be waived in writing in whole or in part by the party being benefited thereby, to the extent permitted by applicable Law:

(a)     Parent, Merger Sub, the Company and the Shareholders shall have timely obtained from each Governmental Entity all authorizations, approvals, licenses, permits, waivers and consents necessary for consummation of any of the Contemplated Transactions.

(b)     There shall not be in effect any Law of any Governmental Entity of competent jurisdiction restraining, enjoining, making illegal or otherwise preventing or prohibiting consummation of any of the Contemplated Transactions, or imposing any limitation on the operation or conduct of the business of the Company or any of the Subsidiaries after the Closing, and no Governmental Entity shall have instituted or threatened to institute any proceeding seeking any such Law.

(c)     No action, suit or proceeding shall have been instituted or threatened against any of the parties hereto seeking to restrain, materially delay or prohibit, or to obtain substantial damages or other injunctive or other equitable relief with respect to, the consummation of any of the Contemplated Transactions, except as set forth in Section 8.1(c) of the Company Disclosure Schedule.

(d)     The Parent Stockholder Approval Matter shall have been approved by the stockholders of Parent.

(e)     The Company’s workers representatives and employees shall have been informed of the Contemplated Transactions and any related waiting periods shall have expired.

(f)     The filings and formalities required under the relevant provisions of the French Commercial Code for the Merger to become effective shall have been duly accomplished and any related waiting periods shall have expired.

(g)     The shareholders’ meetings of the Company and of Merger Sub shall have been convened and shall have resolved, in accordance with the relevant provisions of the French Commercial Code, that the Merger be approved under the terms set forth in this Agreement and that the Merger be effective as at the Effective Time.

Section 8.2     Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or part by Parent or Merger Sub to the extent permitted by applicable Law:

(a)     The representations and warranties of the Company and of each of the Shareholders contained herein qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

(b)     Each of the Company and the Shareholders shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)     Since the date of this Agreement, there shall not have been any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

(d)     The Company and the Shareholders shall have delivered to Parent and Merger Sub certificates, dated the date of the Closing, signed by an executive officer of the Company and by the Shareholders, certifying as to the fulfillment of the conditions specified in Section 8.2(a), Section 8.2(b) and Section 8.2(c).

(e)     All of the Company Consents set forth on Section 8.2(e) of the Company Disclosure Schedule shall have been obtained.

(f)     The Nadaud Intellectual Property Transfer shall have been completed.

(g)     The Company shall have delivered to Parent such audited and unaudited financial statements for the Company and the Subsidiaries, prepared in accordance with GAAP, as are required to be filed by Parent with its Current Report on Form 8-K in connection with the consummation of the Contemplated Transactions.

(h)     All proceedings of the Company, the Subsidiaries and the Shareholders that are required in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to Parent and its counsel, and Parent and its counsel shall have received such evidence of any such proceedings, good standing certificates (if applicable), organizational and governing documents, certified if requested, as may be reasonably requested and is customary in transactions such as this one.

(i)     All shareholders agreements, voting agreements, registration rights agreements and similar agreements between or among any of the Company, the Subsidiaries, the Shareholders and/or any of their respective Affiliates (other than the Registration Rights Agreement), and all other agreements set forth on Section 8.2(i) of the Company Disclosure Schedule, shall have been terminated, without any further liability or obligation of any of the Company or the Subsidiaries thereunder, and shall cease to be of force or effect.

Section 8.3     Conditions to the Obligations of the Company and the Shareholders. The respective obligations of the Company and the Shareholders to consummate the Contemplated Transactions are subject to the fulfillment at or prior to the Closing of each of the following additional conditions, any or all of which may be waived in writing in whole or in part by the Company and the Shareholders’ Agent to the extent permitted by applicable Law:

(a)     The representations and warranties of Parent and Merger Sub contained herein qualified as to materiality or Parent Material Adverse Effect shall be true and correct in all respects and those not so qualified shall be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though such representations and warranties were made at and as of such date (except for representations and warranties made as of a specified date, which shall speak only as of the specified date).

(b)     Each of Parent and Merger Sub shall have performed or complied with in all material respects all agreements, covenants and conditions contained herein required to be performed or complied with by it prior to or at the time of the Closing.

(c)     Since the date of this Agreement, there shall not have been any event, change, effect, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

(d)     Parent and Merger Sub shall have delivered to the Shareholders’ Agent a certificate, dated the Closing Date, signed by an executive officer of each of Parent and Merger Sub, certifying as to the fulfillment of the conditions specified in Section 8.3(a), Section 8.3(b) and Section 8.3(c).

(e)     All of the Parent Consents shall have been obtained.

(f)     All proceedings of Parent and Merger Sub that are required in connection with the Contemplated Transactions shall be reasonably satisfactory in form and substance to the Company and its counsel, and the Company and its counsel shall have received such evidence of any such proceedings, good standing certificates (if applicable), organizational and governing documents, certified if requested, as may be reasonably requested and is customary in transactions such as this one.

Section 8.4     Closing Deliveries. At Closing, the following documents will be delivered, or caused to be delivered, to the parties as set forth in each subsection:

(a)     Parent shall deliver to the Shareholders the Registration Rights Agreement.

(b)     Each of the Shareholders shall deliver to Parent the Registration Rights Agreement.

(c)     Parent or the Surviving Entity, as applicable, shall deliver to the Shareholders the Employment Agreements.

(d)     Each of the Shareholders shall deliver to Parent or the Surviving Entity, as applicable, his Employment Agreement.

(e)     Each of the Shareholders shall deliver to Parent duly executed share transfer forms (orders de mouvement) for their shares in the Surviving Entity.

ARTICLE IX
TERMINATION

Section 9.1     Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by mutual written consent of Parent and the Company.

Section 9.2     Termination by either Parent or Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent or the Company if:

(a)     the Merger shall not have been consummated by July 15, 2015;

(b)     any Law permanently restraining, enjoining or otherwise prohibiting or preventing consummation of the Merger shall become final and non-appealable; or

(c)     the Stockholders Meeting shall have concluded and the Parent Stockholder Approval Matter shall not have been approved;

provided, however, that the right to terminate this Agreement pursuant to Section 9.2 shall not be available to any party (and in the case of Company, including any Shareholder) that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

Section 9.3     Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the Company, if any representation of Parent or Merger Sub contained in this Agreement shall have been inaccurate, or Parent or Merger Sub shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 8.3(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by the Company to Parent thereof.

Section 9.4     Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent, if any representation of the Company or any of the Shareholders contained in this Agreement shall have been inaccurate, or the Company or any of the Shareholders shall have breached any representation, warranty, covenant or other agreement contained in this Agreement, in any such event that would give rise to the failure of a condition set forth in Section 8.2(a) or (b) hereof, which inaccuracy or breach cannot be or has not been cured within twenty (20) days after the giving of written notice by Parent to the Company thereof.

Section 9.5     Effect of Termination and Abandonment. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than this Section 9.5, the second sentence of Section 6.2, Section 7.2 and Article X) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, consultants, contractors, agents, attorneys or other Representatives); provided, however, that no such termination shall relieve any party hereto of any liability or damages resulting from any willful breach of this Agreement by such party.

ARTICLE X
MISCELLANEOUS

Section 10.1     Entire Agreement; Assignment.

(a)     This Agreement (including the exhibits hereto, the Parent Disclosure Schedule and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement among the parties hereto in respect of the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the parties in respect of the subject matter hereof.

(b)     Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Company or any of the Shareholders, on the one hand, or Parent or Merger Sub, on the other hand, without the prior written consent of the other party(ies). Any assignment in violation of the preceding sentence shall be void.

Section 10.2     Notices. All notices, requests, demands, instructions and other documents and communications to be given under this Agreement shall be in writing and shall be deemed given (a) three (3) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent if sent by facsimile or email, provided that in the case of facsimile receipt is confirmed and in the case of e-mail the e-mail is not returned with an undeliverable, delayed or similar message, (c) when delivered, if delivered personally to the intended recipient, and (d) one Business Day following sending by overnight delivery via a nationally recognized overnight courier service, and in each case, addressed to a party at the following address for such party:

if to Parent
or Merger Sub, to:	Selectica, Inc. 2121 South El Camino Real
San Mateo, California 94403 Attention: Art Fisher, Esq. Email: afisher@selectica.com with a copy (which shall
not constitute notice) to:	Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 Attention: Robert H. Friedman, Esq. Facsimile: (212) 451-2222 Email: rfriedman@olshanlaw.com

and

Kramer Levin Naftalis & Frankel LLP 47, Avenue Hoche Paris 75008 Attention: Alexander Marquardt, Esq. Facsimile: + (33) 1.44.09.46.01 Email: amarquardt@kramerlevin.com if to the Company
or any Shareholder, to:	c/o b-pack, Inc.
900 Circle 75 Pkwy Suite 825 Atlanta, Georgia 30339 Attention: Julien Nadaud Fax: (404) 537 3056 Email: jnadaud@b-pack.com with a copy (which shall
not constitute notice) to:	SBKG & associés - A.A.R.P.I.
9, rue Alfred de Vigny - 75008 Paris Attention: Julien Mayeras Facsimile: +33 (0)1 40 53 09 08 Email: jmayeras@sbkg.eu if to the Surviving
Entity, to:	The parties at the addresses set forth above, with a copy to their respective counsel or to such other address, email address or facsimile number as the party to whom notice is given shall have previously furnished to the other parties in writing in the manner set forth above.

Section 10.3     Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)     Except as otherwise provided in paragraph (b) below, this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the choice of law principles thereof to the extent that the application of the Laws of another jurisdiction would be required thereby. All actions, suits or proceedings arising out of or relating to this Agreement or any of the Contemplated Transactions shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in Delaware for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or any of the Contemplated Transactions, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement or any of the Contemplated Transactions may not be enforced in or by any of the above-named courts. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.2. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(b)     The Merger shall be governed by the relevant applicable French law (Article L.236-1 and the following of the French Commercial Code).

Section 10.4     Expenses. All fees and out-of-pocket expenses incurred by the Company or any of the Shareholders in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions (including the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) will be paid by the Shareholders and all fees and out-of-pocket expenses incurred by Parent or Merger Sub in connection with this Agreement, any of the other Transaction Documents or any of the Contemplated Transactions (including the fees and expenses of counsel, accountants, consultants and any broker, finder or financial advisor) will be paid by Parent.

Section 10.5     Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 10.6     Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 10.7     Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.8     Specific Performance. Notwithstanding Section 7.3(d)(x), the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent any breach or threatened of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post a bond or other security, this being in addition to any other remedy to which they are entitled at law or in equity.

Section 10.9     Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto. Facsimile or .pdf signatures shall have the same force and effect as original signatures.

Section 10.10     Interpretation.

(a)     The words “hereof,” “herein,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its successors and permitted assigns. References to “$” shall mean U.S. dollars.

(b)     The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the opening paragraph of this Agreement.

(c)     The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

Section 10.11     Amendment and Modification; Waiver. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by Parent, Merger Sub, the Company and the Shareholders’ Agent. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 10.12     Definitions. As used herein,

“Affiliate” has the meaning given to it in Rule 12b-2 of Regulation 12B under the Exchange Act.

“b-pack Services” means B-Pack Services, a French société anonyme registered with the Registry of Commerce and Companies of Aix-en-Provence under RCS n° 434 798 369.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in the State of New York or in France generally are closed for regular banking business.

“Charrat Employment Agreement” means the Employment Agreement between the Surviving Entity and Bruno Charrat in the form attached hereto as Exhibit D.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Consents” means each of the consents, waivers, approvals, exemptions, declarations, licenses, authorizations, permits, registrations, filings and notifications of or with each Governmental Entity or under or pursuant to each Contract listed in Section 3.5 of the Company Disclosure Schedule required to be made or obtained in connection with the execution or delivery of any of the Transaction Documents by the Company, the performance by the Company of any of its obligations thereunder, or the consummation of any of the Contemplated Transactions by the Company.

“Company Material Adverse Effect” means any event, development, change, circumstance, effect, occurrence or condition that, either individually or in the aggregate, (i) has caused or would reasonably be expected to cause a material adverse effect on the business, operations, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, or (ii) prevents or materially impairs or delays the ability, or would reasonably be expected to prevent or materially impair or delay the ability, of the Company or any of the Shareholders to perform any of their respective obligations under any of the Transaction Documents or to consummate any of the Contemplated Transactions.

“Company Tax” means any Tax, if and to the extent that any of the Company or the Subsidiaries is or may be potentially liable under applicable Law, under Contract or on any other grounds (including, but not limited to, as a transferee or successor, under Code Section 6901 or Treasury Regulation Section 1.1502-6 (or similar provision of applicable Law), as a result of any Tax sharing or other agreement, or by operation of Law) for any such Tax.

“Company Tax Return” means any Tax Return filed or required to be filed with any Governmental Entity, if, in any manner or to any extent, relating to or inclusive of any of the Company or the Subsidiaries or any Company Tax.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger, the Share Exchange, the b-pack Services Share Sale, the Nadaud Intellectual Property Transfer and the U.S. Restructuring.

“Contract” means any written or oral contract, agreement, license, lease, instrument or note that creates a legally binding obligation.

“Current Assets” means cash, cash equivalents and accounts receivable (less allowances for doubtful accounts), inventory (less reserves for obsolete or excess inventory), notes receivable, deposits and prepaid expenses, but excluding prepaid income and/or corporation taxes or VAT, deferred tax assets, the current portion of long-term notes receivable, and receivables from any Affiliate of any of the Company or the Subsidiaries or from any director, employee, officer or shareholder of any of the Company or the Subsidiaries or any of their respective Affiliates (each such Person, a “Related Party”), all determined in accordance with GAAP. For the avoidance of doubt, Current Assets will be reduced by an amount equal to the b-pack Services Purchase Price, regardless of when the b-pack Services Share Sale is consummated, whether before or after the Closing, and the fair value of the minority interests in b-pack Services subject to the b-pack Services Share Sale shall be disregarded.

“Current Liabilities” means accounts payable and accrued expenses (including commissions payable), customer prepayments and deferred revenue, but excluding income and/or corporation taxes or VAT payable or accrued, deferred tax liabilities, payables to any Related Parties that are outside of the ordinary course of business, or inconsistent with the prior payroll practices, of any of the Company or the Subsidiaries, and the current portion of long-term debt, all determined in accordance with GAAP. For the avoidance of doubt, Current Liabilities will also be deemed to include (i) any obligations or liabilities of the Company or any of the Subsidiaries to Coface, including any unrecorded portion thereof, (ii) any subsidies from OSEO to the Company or any of the Subsidiaries, and (iii) any retirement obligations for current and former French employees.

“Employment Agreements” means the Charrat Employment Agreement, the Nadaud Employment Agreement and the Pierre-Bez Employment Agreement.

“Encumbrance” means any lien, encumbrance, security interest, claim, charge, surety, mortgage, option, pledge, easement, limitation or restriction (including on any right to vote or Transfer any asset or security) of any nature whatsoever.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“French Agreement of Merger” means the merger agreement to be executed between the Company and Merger Sub in the form to be mutually agreed upon by the parties.

“French GAAP” means the generally accepted accounting principles in France as applied by the Company on a consistent basis throughout the periods involved. A copy of the accounting principles of the Company is attached as Section 10.12 of the Company Disclosure Schedule.

“Fundamental Representations” means the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.4, 3.13, 3.15, 3.20, 4.1, 4.2, 4.5, 4.6, 5.1, 5.2, 5.3, 5.6 and the first sentence of Section 3.14(a).

“GAAP” means United States generally accepted accounting principles applied on a consistent basis throughout the periods involved.

“Intellectual Property” means all intellectual property rights arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, provisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon (collectively, “Patents”), (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, slogans, Internet domain names and individual, corporate and business names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof (collectively, “Trademarks”), (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights (collectively, “Copyrights”), (iv) all computer programs and software (including any and all software implementations of algorithms, models and methodologies, whether in source code, object code or other form, but excluding off-the-shelf commercial or shrink-wrap software), databases and compilations (including any and all data and collections of data), and all descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, all technology supporting any of the foregoing, and all documentation, including user manuals and other training documentation, related to any of the foregoing (collectively, “Software”), and (v) all trade secrets, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), creations, improvements and other similar materials, and all recordings, graphs, drawings, reports, analyses and other works of authorship, and other tangible embodiments of the foregoing, in any form, and all related technology.

“Knowledge” means the actual knowledge, after reasonable inquiry of any individuals who are wholly or partially responsible for overseeing, managing or handling an applicable subject matter or aspect of the business, of (i) in the case of the Company, each of the Shareholders, (ii) in the case of a Shareholder, such Shareholder, and (ii) in the case of Parent, Michael Brodsky, Blaine Mathieu, Jeffrey Grosman, Todd Spartz and Art Fisher.

“Law” means any order, writ, injunction, decree, judgment, permit, license, ordinance, law, statute, rule, regulation, administrative interpretation, directive or other requirement of any Governmental Entity.

“Nadaud Employment Agreement” means the Employment Agreement between Parent and Nadaud in the form attached hereto as Exhibit B.

“Parent Material Adverse Effect” means any event, development, change, circumstance, effect, occurrence or condition that, either individually or in the aggregate, (i) has caused or would reasonably be expected to cause a material adverse effect on the business, operations, financial condition or results of operations of Parent and its subsidiaries, taken as a whole, or (ii) prevents or materially impairs or delays the ability, or would reasonably be expected to prevent or materially impair or delay the ability, of Parent or Merger Sub to perform any of their respective obligations under any of the Transaction Documents or to consummate any of the Contemplated Transactions.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

“Pierre-Bez Employment Agreement” means the Employment Agreement between the Surviving Entity and Xavier Pierre-Bez in the form attached hereto as Exhibit C.

“Pre-Closing Period” means any Tax period ending on or before the Closing Date.

“Post-Closing Period” means any Tax period beginning after the Closing Date.

“Registration Rights Agreement” means the Registration Rights Agreement among Parent and the Shareholders in the form attached hereto as Exhibit A.

“Representative” means, with respect to any Person, each of such Person’s Affiliates, directors, officers, employees, partners, members, managers, consultants, advisors, accountants, attorneys, representatives and agents.

“Restricted Area” means any geographical area in which a material amount of the business of any of the Company, the Subsidiaries or the Surviving Entity is conducted or pursued as of the Closing Date or at any time during the Restricted Period.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Straddle Period” means any Tax period beginning before the Closing Date and ending after the Closing Date.

“Subsidiaries” means b-pack Services, b-pack, Inc., a Georgia corporation, and b-pack Software, a French société par actions simplifiée.

“Tax” means any tax, charge, deficiency, duty, fee, levy, toll or other amount (including any net income, gross income, profits, gross receipts, excise, property, sales, ad valorem, withholding, social security, retirement, excise, employment, unemployment, minimum, alternative, add-on minimum, estimated, severance, stamp, occupation, environmental, premium, capital stock, disability, windfall profits, use, service, net worth, payroll, franchise, license, gains, customs, transfer, recording, registration or other tax) assessed or otherwise imposed by any Governmental Entity or under applicable Law, together with any interest, penalties or any other additions or increases.

“Tax Return” means mean any return, election, declaration, report, schedule, information return, document, information, opinion, statement, or any amendment to any of the foregoing (including any consolidated, combined or unitary return and any related or supporting information) with respect to Taxes.

“Transaction Documents” means this Agreement, the French Agreement of Merger, the Registration Rights Agreement and the Employment Agreements.

“Transfer” means any sale, assignment, pledge, hypothecation or other disposition or Encumbrance.

“Treasury Regulations” means the regulations promulgated under the Code.

“VWAP” means, for any security as of any date, the dollar volume-weighted average price for such security on the Nasdaq Capital Market (or, if the Nasdaq Capital Market is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded) during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. (formerly Pink Sheets LLC). If VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined in good faith by Parent and the Shareholders’ Agent. All such determinations shall be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such period.

“Working Capital” means (i) all of the Current Assets of the Company and the Subsidiaries, less (ii) all of the Current Liabilities of the Company and the Subsidiaries, determined as of the close of business on the last Business Day prior to the Closing.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the date first above written.

SELECTICA, INC. on behalf of itself and Selectica France SAS (pending incorporation)

By:
Name:
Title:

B-PACK SAS

By:
Name:
Title:

SHAREHOLDERS:

Julien Nadaud

Xavier Pierre-Bez

Bruno Charrat